UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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MELLANOX TECHNOLOGIES, LTD.

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NOTICE OF
2009 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 18, 2009

To our Shareholders:

You are cordially invited to attend our 2009 annual general meeting of shareholders, which will be held at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel 20692, on Monday, May 18, 2009. Shareholders may also participate in the meeting via a live webcast on the investor relations section of the Mellanox web site at www.mellanox.com. Please access the web site 15 minutes prior to the start of the meeting to download and install any necessary audio software.

We are holding the annual general meeting for the following purposes:

1. To elect directors to hold office until our 2010 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

2. To approve the cash bonus paid on March 1, 2009 to Mr. Eyal Waldman in the amount of $162,500 for services rendered for the fiscal year ended December 31, 2008;

3. To approve an amendment to the indemnification undertaking by and among the Company and its directors and officers;

4. To approve an amendment and restatement of the Mellanox Technologies, Ltd. Global Incentive Plan (2006);

5. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and to further authorize our audit committee to determine our accounting firm’s remuneration in accordance with the volume and nature of their services; and

6. To receive management’s report on our business for the year ended December 31, 2008 and to transact any other business as may properly come before the meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or any adjournment or postponement of the meeting.

These items of business to be transacted at the meeting are more fully described in the proxy statement, which is part of this notice.

The meeting will begin promptly at 6:00 p.m. local Israeli time (11:00 a.m. Eastern Daylight Time) and check-in will begin at 5:00 p.m. local Israeli time. Only holders of record of ordinary shares at the close of business on April 8, 2009, the record date, are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

All shareholders are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, please complete, sign and date the enclosed proxy card and return it promptly in the postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting. Even if you have given your proxy, you may still attend and vote in person at the meeting after revoking your proxy prior to the meeting.

By order of the board of directors,

Alan C. Mendelson
Secretary

Sunnyvale, California
April 9, 2009

Page

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE MEETING	1
PROPOSAL ONE — ELECTION OF DIRECTORS	7
PROPOSAL TWO — APPROVAL OF BONUS TO EYAL WALDMAN	9
PROPOSAL THREE — APPROVAL OF AMENDMENT TO INDEMNIFICATION UNDERTAKING	10
PROPOSAL FOUR — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE MELLANOX TECHNOLOGIES, LTD. GLOBAL SHARE INCENTIVE PLAN (2006)	10
PROPOSAL FIVE — APPROVAL OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION	17
REPORT OF THE AUDIT COMMITTEE	19
REPORT OF THE COMPENSATION COMMITTEE	21
COMPENSATION DISCUSSION AND ANALYSIS	22
SECURITY OWNERSHIP	33
EXECUTIVE OFFICERS	36
CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS	37
WHERE YOU CAN FIND ADDITIONAL INFORMATION	42
OTHER MATTERS	42

APPENDIX A — AMENDMENT AND RESTATEMENT OF THE MELLANOX TECHNOLOGIES, LTD. GLOBAL SHARE INCENTIVE PLAN (2006)	A-1

PROXY STATEMENT FOR
2009 ANNUAL GENERAL MEETING OF
SHAREHOLDERS TO BE HELD ON MAY 18, 2009

This proxy statement is furnished to our shareholders as of the close of business on April 8, 2009, the record date, in connection with the solicitation of proxies by our board of directors for use at our annual general meeting of shareholders, to be held at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel, on Monday, May 18, 2009 at 6:00 p.m. local Israeli time (11:00 a.m. Eastern Daylight Time) and at any adjournments or postponements of the meeting. This proxy statement and the proxy card, together with a copy of our Annual Report on Form 10-K for the year ended December 31, 2008, is first being mailed to our shareholders on or about April 9, 2009.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING
AT THE MEETING

Why am I receiving this proxy statement?	You are receiving this proxy statement from us because you were a shareholder of record at the close of business on the record date of April 8, 2009. As a shareholder of record, you are invited to attend our annual general meeting of shareholders and are entitled to vote on the items of business described in this proxy statement. This proxy statement contains important information about the meeting and the items of business to be transacted at the meeting. You are strongly encouraged to read this proxy statement, which includes information that you may find useful in determining how to vote.

As of February 28, 2009, there were 31,902,998 ordinary shares outstanding. Our ordinary shares are our only class of voting stock.

Who is entitled to attend and vote at the meeting?	Only holders of record of shares of our ordinary shares at the close of business on April 8, 2009 are entitled to notice of, to attend and to vote at the meeting and any adjournments or postponements of the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	The presence at the meeting, in person or represented by proxy, of the holders of at least 33 1/3% of our ordinary shares issued and outstanding on the record date and entitled to vote at the meeting will constitute a quorum for the transaction of business. If, however, a quorum is not present, in person or represented by proxy, then either the chairman of the meeting or the shareholders entitled to vote at the meeting may adjourn the meeting until a later time.

What items of business will be voted on at the meeting?	The items of business to be voted on at the meeting are as follows:

1. To elect directors to hold office until our 2010 annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal;

2. To approve the cash bonus paid on March 1, 2009 to Mr. Eyal Waldman in the amount of $162,500 for services rendered for the fiscal year ended December 31, 2008;

3. To approve an amendment to the form of indemnification undertaking by and among the Company and its directors and officers;

4. To approve an amendment and restatement of the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006); and

5. To appoint PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 and to further authorize our audit committee to determine our accounting firm’s remuneration in accordance with the volume and nature of their services.

What happens if additional matters are presented at the meeting?	The only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement. As of the date of this proxy statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matters to be presented at the meeting. If any other matter or matters are properly brought before the meeting, the person(s) named as your proxyholder(s) will have the discretion to vote your shares on the matters in accordance with their best judgment and as they deem advisable.

How does the board of directors recommend that I vote?	Our board of directors recommends that you vote your shares “FOR” the election of each of the director nominees, “FOR” the cash bonus previously paid to Mr. Waldman, “FOR” the amendment to the indemnification undertaking, “FOR” the amendment and restatement of the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) and “FOR” the appointment of PricewaterhouseCoopers LLP and the authorization of audit committee determination of their remuneration.

What shares can I vote at the meeting?	You may vote all of the shares you owned as of April 8, 2009, the record date, including shares held directly in your name as the shareholder of record and all shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?	Most of our shareholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholders of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by us. As the shareholder of record, you have the right to vote in person at the meeting or direct the proxyholder how to vote your shares on your behalf at the meeting by fully completing, signing and dating the enclosed proxy card and returning it to us in the enclosed postage-paid return envelope.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee to vote your shares as you instruct in the voting instruction card. The broker, trustee or other nominee may either vote in person at the meeting or grant a proxy and direct the proxyholder to vote your shares at the meeting as you instruct in the voting instruction card. You may also vote in person at the meeting, but only after you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote your shares at the meeting. Your broker, trustee or nominee has enclosed or provided a voting instruction card for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?	Whether you hold shares directly as the shareholder of record or as a beneficial owner, you may direct how your shares are voted without attending the meeting by completing and returning the enclosed proxy card or voting instruction card. If you provide specific instructions with regard to items of business to be voted on at the meeting, your shares will be voted as you instruct on those items. Proxies properly signed, dated and submitted to us that do not contain voting instructions and are not revoked prior to the meeting will be voted “FOR” the election of each of the director nominees, “FOR” the cash bonus previously paid to Mr. Waldman, “FOR” the amendment to the indemnification undertaking, “FOR” the approval of the amendment and restatement of the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) and “FOR” the appointment of PricewaterhouseCoopers LLP and the authorization of audit committee determination of their remuneration.

How can I vote my shares in person at the meeting?	Shares held in your name as the shareholder of record may be voted in person at the meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. You should be prepared to present photo identification for admittance. Please also note that if you are not a shareholder of record but hold shares through a broker, trustee or nominee, you will need to provide proof of beneficial ownership as of the record date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee or other similar evidence of ownership. The meeting will begin promptly at 6:00 p.m. local Israeli time (11:00 a.m. Eastern Daylight Time). Check-in will begin at 5:00 p.m. local Israeli time. Even if you plan to attend the meeting, we recommend that you also complete, sign and date the enclosed proxy card or voting instruction card and return it promptly in the accompanying postage-paid return envelope in order to ensure that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote or revoke my proxy?	You may change your vote or revoke your proxy at any time prior to the vote at the meeting. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date, which automatically revokes the earlier proxy, by providing a written notice of revocation to our corporate secretary prior to your shares being voted, or by attending the meeting and voting in person. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. If you are a beneficial owner, you may change your vote by submitting a new voting instruction card to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Is my vote confidential?	Proxy cards, voting instructions, ballots and voting tabulations that identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed, except as required by law to American Stock Transfer and Trust Company, our transfer agent, to allow for the tabulation of votes and certification of the vote and to facilitate a successful proxy solicitation.

How are votes counted and what vote is required to approve each item?	Each outstanding ordinary share entitles the holder thereof to one vote on each matter considered at the meeting. Shareholders are not entitled to cumulate their votes in the election of directors or with respect to any other matter submitted to a vote of the shareholders.

Each election of Eyal Waldman, Irwin Federman and Thomas Weatherford as directors requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” the election of each nominee, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to the election of any nominee will not be voted, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to such nominee’s election.

The approval of the cash bonus paid on March 1, 2009 to Mr. Waldman in the amount of $162,500 for services rendered for the fiscal year ended December 31, 2008 requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal.

The approval of the amendment to the indemnification undertaking requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” this proposal, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal.

The approval of the amendment and restatement of the Mellanox Technologies, Ltd. Global Incentive Plan (2006) requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” the approval of the amendment and restatement of the Mellanox Technologies, Ltd. Global Incentive Plan (2006) or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal.

The appointment of PricewaterhouseCoopers LLP and authorization of audit committee determination of their remuneration requires a majority of the votes cast. You may vote either “FOR” or “AGAINST” the appointment and the audit committee’s authority to determine PricewaterhouseCoopers LLP’s remuneration, or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to this proposal will not be voted with respect to such proposal, although it will be counted for purposes of determining both whether there is a quorum and the total number of votes cast with respect to the proposal.

What is a “controlling shareholder” under Israeli law?	A “controlling shareholder” is a shareholder who has the power to direct the company’s operations, other than by virtue of being a director or other office holder of the company, and includes a shareholder who holds 50% or more of our voting rights or, if we have no shareholder that owns more than 50% of the voting rights, then a “controlling shareholder” also includes any shareholder who holds 25% or more of the voting rights.

What is a “broker non-vote”?	Under the rules that govern brokers and banks that have record ownership of our ordinary shares that are held in street name for their clients such as you, who are the beneficial owners of the shares, brokers and banks have the discretion to vote such shares on routine matters. The election of directors and the appointment of the independent auditors are considered routine matters. Therefore, if you do not otherwise instruct your broker or bank, the broker or bank may vote your shares on these matters. A “broker non-vote” occurs when a broker or bank expressly instructs on a proxy card that it is not voting on a matter, whether routine or non-routine.

How are “broker non-votes” counted?	Broker non-votes will be counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented by your proxy will be counted as present for the purpose of determining both the presence of a quorum and the total number of votes cast with respect to a proposal, but they will not be counted in tabulating the voting results for any particular proposal.

What happens if the meeting is adjourned?	Assuming the presence of a quorum, if our annual general meeting is adjourned to another time and place, no additional notice will be given of the adjourned meeting if the time and place of the adjourned meeting is announced at the annual general meeting, unless the adjournment is for more than 21 days, in which case a notice of the adjourned meeting will be given to each shareholder of record as of April 8, 2009 entitled to vote at the adjourned meeting. At the adjourned meeting, we may transact any items of business that might have been transacted at the annual general meeting.

What happens if a quorum is not present?	If within half an hour from the time appointed for the meeting a quorum is not present, the meeting shall stand adjourned for one week, to May 25, 2009 at the same hour and place, without any notification to shareholders. If a quorum is not present at the adjourned date of the meeting within half an hour of the time fixed for the commencement thereof, subject to the terms of applicable law, the persons present shall constitute a quorum.

Who will serve as inspector of elections?	A representative of American Stock Transfer and Trust Company, our transfer agent, will tabulate the votes and act as inspector of elections at the meeting.

What should I do in the event that I receive more than one set of proxy materials?	You may receive more than one set of these proxy solicitation materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a shareholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?	The enclosed proxy is being solicited on behalf of our board of directors. We will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement. In addition to solicitation by mail, our directors, officers, employees and agents may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. We will not pay any additional compensation to our directors, officers or other employees for soliciting proxies. We may pay compensation to a proxy soliciting agent, if we retain one. Copies of the proxy materials will be furnished to brokerage firms, banks, trustees, custodians and other nominees holding beneficially owned shares of our ordinary shares, who will forward the proxy materials to the beneficial owners. We may reimburse brokerage firms, banks, trustees, custodians and other agents for the costs of forwarding the proxy materials. Our costs for forwarding proxy materials are not expected to be significant.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the meeting and publish the final voting results in our quarterly report on Form 10-Q for the second quarter of fiscal 2009.

What is the deadline for submitting proposals for consideration at next year’s annual general meeting of shareholders or to nominate individuals to serve as directors?	As a shareholder, you may be entitled to present proposals for action at a future meeting of shareholders, including director nominations.

Shareholder Proposals: For a shareholder proposal to be considered for inclusion in our proxy statement for the annual general meeting to be held in 2010, the proposal must be in writing and received by the secretary of the company at the offices of Mellanox Technologies, Ltd., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085 no later than December 3, 2009, or such proposal will be considered untimely under Rule 14a-4(c) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. If the date of our 2010 annual general meeting is more than 30 days before or 30 days after the anniversary date of our 2009 annual general meeting, the deadline for inclusion of proposals in our proxy statement will instead be a reasonable time before we begin to print and mail our proxy materials.

Shareholder proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and any other applicable rules established by the Securities and Exchange Commission, or SEC. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to advance notice of shareholder proposals.

Nomination of Director Candidates: Any proposals for director candidates must be in writing, include the name and address of the shareholder who is making the nomination and of the nominee and should be directed to the secretary of the company at the offices of Mellanox Technologies, Ltd, 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085, or such proposal will be considered untimely under Rule 14a-4(c) of the Exchange Act. Our amended and restated articles of association also require that any proposal for nomination of directors include the consent of each nominee to serve as a member of our board of directors, if so elected. Shareholders are also advised to review our amended and restated articles of association, which contain additional requirements with respect to shareholder nominees for our board of directors. In addition, the shareholder must give timely notice to the secretary of the company in accordance with the provisions of our amended and restated articles of association, which require that the notice be received by the secretary of the company no later than February 17, 2010.

PROPOSAL ONE — ELECTION OF DIRECTORS

Members of the Board of Directors

Three directors (who are not outside directors) are to be elected at the meeting to serve until the next annual general meeting of shareholders, or until their respective successors have been elected and have qualified, or until their earlier resignation or removal. In accordance with the Israel Companies Law, 1999, or the Companies Law, outside directors are elected for three-year terms.

The names of each member of our board of directors, including each outside director, their ages as of April 1, 2009 and principal occupations are as follows:

	Current Term
Name	Expires	Age	Principal Occupation

Eyal Waldman	2009	48	Chief Executive Officer, President and Chairman of the Board of Directors, Mellanox Technologies, Ltd.
Rob S. Chandra	(1)	42	General Partner, Bessemer Venture Partners
Irwin Federman	2009	73	General Partner, U.S. Venture Partners
Thomas Weatherford	2009	62	Former Executive Vice President and Chief Financial Officer, Business Objects SA
Outside Directors
Amal M. Johnson	2010	55	Chief Executive Officer, MarketTools, Inc.
Thomas J. Riordan	2010	51	Chief Executive Officer of Exclara, Inc.

(1)	Rob S. Chandra is not standing for reelection. On February 8, 2009, Mr. Chandra notified the company of his intent to retire from our board of directors on the earlier to occur of the end of his current term of appointment or upon the appointment of a replacement director. Mr. Chandra is a general partner of Bessemer Venture Partners, a venture capital firm, and his retirement from our board of directors responds to the requests of Bessemer Venture Partners’ investors that Mr. Chandra step down from the boards of public companies in which Bessemer Venture Partners does not have material holdings.

Director Nominees

Our board of directors has nominated Eyal Waldman, Irwin Federman and Thomas Weatherford for reelection. Each nominee for director has consented to being named in this proxy statement and has indicated a willingness to serve if elected. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, the persons named as proxyholders will use their discretion to vote for any substitute nominee in accordance with their best judgment as they deem advisable. If elected, Messrs. Waldman, Federman and Weatherford will hold office until our annual general meeting of shareholders to be held in 2010, or until their respective successors have been elected and have qualified or until their earlier resignation or removal.

Eyal Waldman is a co-founder of Mellanox, and has served as our chief executive officer, president and chairman of our board of directors since March 1999. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology, Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group, Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a semiconductor chip maker. Mr. Waldman serves on the board of directors of a number of private companies. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Waldman is located in Israel.

Irwin Federman has served as a member of our board of directors since June 1999. Mr. Federman has been a general partner of U.S. Venture Partners, a venture capital firm, since April 1990. From 1988 to 1990, he was a managing director of Dillon Read & Co., an investment banking firm, and a general partner in its venture capital affiliate, Concord Partners. From 1978 to 1987, Mr. Federman was president and chief executive officer of Monolithic Memories, Inc., a semiconductor company which was acquired in 1987 by Advanced Micro Devices, Inc., an integrated circuit manufacturer. Mr. Federman serves on the boards of directors of SanDisk Corporation, a data storage company, Check Point Software Technologies, Ltd., an Internet security software company, and a number of private companies. Mr. Federman was two-term chairman of the Semiconductor Industry Association, has served on the board of directors of the National Venture Capital Association and served two terms on the Dean’s Advisory Board of Santa Clara University. Mr. Federman holds a Bachelor of Science in Economics from Brooklyn College. Mr. Federman is located in the United States.

Thomas Weatherford has served as a member of our board of directors since November 2005. From August 1997 until his retirement in December 2002, Mr. Weatherford served as executive vice president and chief financial officer of Business Objects SA, a provider of business intelligence software. Mr. Weatherford also serves on the boards of directors of Advanced Analogic Technologies, Inc., a maker of analog and power semiconductors, SMART Modular Technologies, Inc., a manufacturer of memory products, Tesco Corporation, a global provider of technology-based solutions to the upstream energy industry, InfoUSA, Inc., a provider of sales leads, mailing lists, direct marketing, database marketing, e-mail marketing and market research solutions, and several privately held companies. Mr. Weatherford holds a Bachelor of Business Administration from the University of Houston. Mr. Weatherford is located in the United States.

Outside Directors

Under Israeli law, we are required to appoint at least two directors who satisfy the criteria for outside directors as defined in the Companies Law. These criteria differ from the criteria for independence under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. At the Annual Meeting in 2007, our shareholders elected Amal Johnson and Thomas Riordan as our outside directors. Each of Ms. Johnson and Mr. Riordan will hold office for a three-year term until our annual general meeting in 2010, or until her or his successor shall be duly elected or appointed, or until her or his earlier resignation or removal, subject to and in accordance with the provisions of the Companies Law. As a result, you are not being asked to vote for either Ms. Johnson or Mr. Riordan at this meeting.

Amal M. Johnson has served as a member of our board of directors since October 2006. Ms. Johnson is currently the chief executive officer of MarketTools, Inc., a market research company, which she joined in March 2005. Prior to joining MarketTools, Inc., Ms. Johnson was a venture partner of ComVentures, L.P. from April 2004 to March 2005, and Lightspeed Venture Partners, focusing on enterprise software and infrastructure, from March 1999 to March 2004. Previously, Ms. Johnson was president of Baan Supply Chain Solutions, an enterprise resource planning, or ERP, software company, from January 1998 to December 1998, president of Baan Affiliates, an ERP software company, from January 1997 to December 1997, and president of Baan Americas, an ERP software company, from October 1994 to December 1996. Prior to that, Ms. Johnson served as president of ASK Manufacturing Systems, a material requirements planning software company, from August 1993 to July 1994 and held executive positions at IBM from 1977 to June 1993. Ms. Johnson also serves on the board of directors of Opsource Inc., a private company, and MarketTools, Inc. Ms. Johnson holds a Bachelor of Arts in Mathematics and Physics from Montclair College. Ms. Johnson is located in the United States.

Thomas J. Riordan has served as a member of our board of directors since November 2005. Mr. Riordan previously served as a member of our board of directors from February 2003 to February 2005. Mr. Riordan is currently the chief executive officer of Exclara, Inc., a fabless semiconductor company, which he joined in August 2006. From August 2000 to December 2004, Mr. Riordan was vice president of the microprocessor division of PMC-Sierra, Inc., a semiconductor company. From August 1991 to August 2000, Mr. Riordan was chief executive officer, president and a member of the board of directors of Quantum Effect Devices, Inc., a semiconductor design company. From February 1985 to June 1991, Mr. Riordan served in various design and managerial roles, most recently as director of research and development at MIPS Computer Systems, Inc., a semiconductor design company. From March 1983 to January 1985, Mr. Riordan served as a design engineer at Weitek Corporation, a semiconductor company. From October 1979 to February 1983, Mr. Riordan was a design engineer at Intel Corporation. Mr. Riordan holds Bachelor of Science and Master of Science degrees in Electrical Engineering as well as a Bachelor of Arts degree in Government from the University of Central Florida and has done post-graduate work in Electrical Engineering at Stanford University. Mr. Riordan also serves on the boards of directors of PLX Technology, Inc., a semiconductor company, and several private companies. Mr. Riordan is located in the United States.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF THE THREE NOMINEES FOR DIRECTOR LISTED ABOVE.

PROPOSAL TWO — APPROVAL OF BONUS PAID TO EYAL WALDMAN

Under Israeli law, the terms of service of the members of the board of directors of a public company require the approval of its audit committee, board of directors and shareholders, in that order. In recognition of Mr. Waldman’s significant contribution to the company as its chief executive officer, president and chairman of the board of directors, each of our audit committee, compensation committee and our board of directors has approved a cash bonus to Mr. Waldman in the amount of $162,500 which we paid Mr. Waldman on March 1, 2009, for services rendered for the fiscal year ended December 31, 2008, pursuant to the Company’s annual discretionary cash bonus compensation program.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE BONUS WE PAID MR. WALDMAN FOR THE YEAR ENDED DECEMBER 31, 2008 AS DESCRIBED IN THIS PROPOSAL TWO.

PROPOSAL THREE — APPROVAL OF AMENDMENT TO INDEMNIFICATION UNDERTAKING

The Companies Law and our articles of association authorize us, subject to the receipt of requisite corporate approvals, to indemnify our directors and officers, subject to certain conditions and limitations. We believe that it is in the company’s best interest to provide indemnification to our officers and directors, to enable us to attract and retain highly qualified individuals. For more details relating to indemnification of our directors and officers, please see our Registration Statement on Form S-1, Compensation Discussion and Analysis — Exculpation, Insurance and Indemnification of Directors and Officers.

Pursuant to the company’s indemnification undertaking agreement with each of its directors and officers, as approved by shareholders at the company’s extraordinary general meeting held on December 5, 2006, and filed with the SEC on September 28, 2006 as Exhibit 10.4 to the company’s Registration Statement on Form S-1, the company is obligated to indemnify its directors and officers who are, or who may become, parties to such agreement to the fullest extent permitted by law. The proposed amendment to the indemnification undertaking agreement would limit the total amount of the company’s indemnification obligation pursuant to these agreements to 50% of the company’s net assets, measured by the balance sheet of the company last published prior to the time that notice is provided to the company, as set forth below.

Pursuant to the proposed amendment to the indemnification undertaking agreement, Section 6 thereof will be amended and restated in its entirety to read as follows:

“6. The total amount of indemnification that the Company undertakes towards all of the Company office holders whom the Company has resolved to indemnify, jointly and in the aggregate, shall not exceed, during the course of the Company’s existence, 50% (fifty percent) of the Company’s net assets, measured by the balance sheet of the Company last published prior to the time that notice is provided to the Company.”

No other amendments are proposed to the current version of indemnification undertaking except the amendment set forth in this proposal. The proposed amendment was approved by our audit committee and board of directors on March 10, 2009. Under the Companies Law, the adoption of the proposed resolutions require the approvals of the audit committee, board of directors and shareholders, in that order.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE AMENDMENT TO THE CURRENT FORM OF INDEMNIFICATION UNDERTAKING AS DESCRIBED IN THIS PROPOSAL THREE.

PROPOSAL FOUR — APPROVAL OF AMENDMENT AND RESTATEMENT OF THE
MELLANOX TECHNOLOGIES, LTD. GLOBAL SHARE INCENTIVE PLAN (2006)

We are asking you to approve the amendment and restatement of the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006) (the “2006 Plan”), to increase the number by which the ordinary shares reserved for issuance under the 2006 Plan automatically increases on the first day of each fiscal year to the least of (i) 3.75% of the ordinary shares outstanding on a fully diluted basis on the date of the increase, (ii) 1,400,000, or (iii) a lesser amount determined by our board of directors, or “Board”, on or before the date of increase. Prior to this proposed amendment and restatement of the 2006 Plan, the number of ordinary shares reserved for issuance under the 2006 Plan increases automatically on the first day of each fiscal year by that number of ordinary shares equal to the least of (i) two percent (2%) of the total number of ordinary shares outstanding on the date of the increase, (ii) 685,714 or (iii) a lesser amount determined by our Board. As of February 28, 2009, the number of shares reserved for issuance under the 2006 Plan was 5,212,710.

The amendment and restatement of the 2006 Plan will only become effective if it is approved by the affirmative vote of a majority of the votes cast with respect to this proposal by the shares present in person or represented by proxy and entitled to vote thereon at the annual general meeting.

A summary of the principal provisions of the 2006 Plan is set forth below. The summary is qualified by reference to the full text of the amendment and restatement of the 2006 Plan, which is attached as Appendix A to this proxy statement.

General

Our Board adopted the amendment and restatement of the 2006 Plan, subject to stockholder approval, to provide us the continued ability to grant a variety of equity awards as a valuable tool to help attract and retain members of our Board and employees and consultants of our company and its subsidiaries. The 2006 Plan, as amended and restated, will increase the number by which the ordinary shares reserved for issuance under the 2006 Plan automatically increases on the first day of each fiscal year to the least of (i) 3.75% of the ordinary shares outstanding on a fully diluted basis on the date of the increase, (ii) 1,400,000, or (iii) a lesser amount determined by the Board on or before the date of increase.

Our prudent use of the 2006 Plan allows us to grant equity-based awards to motivate our employees to achieve our business goals and create long-term shareholder value while balancing corporate governance and dilution concerns. The existing 2006 Plan was first adopted by our Board in October 2006, approved by our shareholders in December 2006 and became effective on February 6, 2007. The 2006 Plan has not previously been amended and restated. As of February 28, 2009, awards covering an aggregate of 3,843,120 of our ordinary shares were outstanding under the 2006 Plan, and 1,369,590 shares remained available for future grants. The closing share price for our ordinary shares on the NASDAQ Stock Market on March 17, 2009 was $8.91 per share.

Description of Proposed Amendment

The 2006 Plan, prior to this proposed amendment and restatement, provided that the number of ordinary shares reserved for issuance under the 2006 Plan increases automatically on the first day of each fiscal year by a number of ordinary shares equal to the least of: (i) 2% of ordinary shares outstanding on a fully diluted basis on such date, (ii) 685,714 ordinary shares, or (iii) a lesser amount determined by our Board. Subject to shareholder approval of this proxy proposal, the 2006 Plan, as amended and restated, will provide that the number of ordinary shares reserved for issuance under the 2006 Plan will increase automatically on the first day of each fiscal year by a number of ordinary shares equal to the least of: (i) 3.75% of the ordinary shares outstanding on a fully diluted basis on the date of increase, (ii) 1,400,000 or (iii) a lesser amount determined by the Board on or before the date of increase.

The 2006 Plan is not being amended in any material respect pursuant to this proposal other than to reflect the changes described above.

Purposes

The purposes of the 2006 Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees of, consultants to and non-employee directors of the company and its affiliates, if any, and to promote the company’s business by providing such individuals with opportunities to receive awards pursuant to the 2006 Plan and to strengthen the sense of common interest between such individuals and the company’s shareholders.

Shares Subject to the 2006 Plan

As of February 28, 2009, an aggregate of 5,212,710 of our ordinary shares have been reserved for issuance under the 2006 Plan. Under the 2006 Plan, prior to its amendment and restatement, the number of ordinary shares reserved for issuance under the 2006 Plan increases automatically on the first day of each fiscal year by a number of ordinary shares equal to the least of: (i) 2% of ordinary shares outstanding on a fully diluted basis on such date, (ii) 685,714 ordinary shares, or (iii) a lesser amount determined by our Board. Subject to shareholders approving this proposal, the 2006 Plan, as amended and restated, provides that the number of our ordinary shares reserved for issuance under the 2006 Plan will increase automatically on the first day of each fiscal year by a number of ordinary shares equal to the least of: (i) 3.75% of the ordinary shares outstanding on a fully diluted basis on the date of increase, (ii) 1,400,000, or (iii) a lesser amount determined by the Board on or before the date of increase.

The 2006 Plan also provides that the number of our ordinary shares reserved for issuance under the 2006 Plan will automatically increase by the number of ordinary shares subject to any award that was granted under any of our share incentive plans, other than the 2006 Plan, that for any reason terminates, expires or otherwise lapses. In addition, any awards that were granted under the 2006 Plan that for any reason terminate, expire or otherwise lapse shall again be available for grant as awards under the 2006 Plan. Additionally, any ordinary shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any award granted under the 2006 Plan shall again be available for the grant of an award pursuant to the 2006 Plan.

The maximum aggregate number of our ordinary shares that may be issued or transferred pursuant to awards granted under the 2006 Plan is 15,474,018.

Each of the foregoing increases and limitations may be adjusted proportionately in connection with any change in our capital structure, as described herein.

Administration

Our Board may administer the 2006 Plan or it may delegate authority to administer the plan to a committee of board members (the “Committee”), subject to the relevant provisions of the Companies Law. The 2006 Plan is administered jointly by our Board and a Committee consisting of two or more members of the Board, each of whom is an “outside director,” within the meaning of Section 162(m) of the U.S. Internal Revenue Code, and a “non-employee director” as defined in Rule 16b-3(b)(3) of the Exchange Act with respect to awards granted to officers who are subject to Section 162(m) of the U.S. Internal Revenue Code. Subject to the relevant provisions of the Companies Law, the plan administrator shall have full authority to determine eligible participants in the 2006 Plan, the number of options or ordinary shares to be awarded, as well as the time of grant, vesting schedule and form of the awards. Our Board conducts general administration of the 2006 Plan with respect to awards granted to a member of our Board who is not an employee.

Eligibility

Currently, the employees, officers, consultants and non-employee directors of our company or any of our affiliates are eligible to receive awards under the 2006 Plan. As of February 28, 2009, we had approximately 307 employees, 7 consultants and 5 non-employee directors who were eligible to receive awards under the 2006 Plan. The Committee determines which of our employees, office holders, consultants and other persons will be granted awards. Our Board will determine which of our non-employee directors will be granted awards. No person is entitled to participate in the 2006 Plan as a matter of right nor does any such participation constitute assurance of continued employment or service on our Board. Only those who are selected to receive grants by the Committee or Board, as applicable, may participate in the 2006 Plan.

Awards under the 2006 Plan

The 2006 Plan provides that the Committee may grant or issue incentive stock options (“ISOs”) and non-qualified stock options (“NSOs”), restricted stock, restricted stock units, stock bonus awards or performance-based awards. Each type of award may be awarded to participants in such amounts and subject to such terms and conditions as determined by the Committee. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

General Option Provisions.  The term of options granted under the 2006 Plan may not exceed ten years. In the case of ISOs that are granted to persons who own more than 10% of the total combined voting power of our company, our subsidiaries or our parent at the time of grant, the term of the ISOs cannot exceed five years.

Unless the terms of the participant’s option agreement provide otherwise, if a participant’s service relationship with us or with any of our affiliates terminates for any reason other than for cause, death or disability, the participant may exercise any options vested as of the termination date up to three months from the termination date. Unless the terms of the participant’s option agreement provide otherwise, if a participant’s service relationship with us ceases in the event of death or disability, the participant or participant’s estate may exercise any options vested as of the termination date for 12 months from the termination date. Unless the terms of the participant’s option agreement provide otherwise, if a participant’s service relationship with us or with any of our affiliates terminates for cause, all unvested options granted to such participant will immediately expire as of the termination date. In no event may an option be exercised after its expiration date.

The purchase price of ordinary shares acquired pursuant to the exercise of an option must generally be paid by cash or check, but other forms of legal consideration may be approved by the plan administrator.

The exercise price of an option is determined by the plan administrator at the time of grant. The per share exercise price of an ISO may not be less than 100% of the fair market value per share of the underlying ordinary shares at the time of grant of the ISO. ISOs granted to persons who own more than 10% of the total combined voting power of our company, our subsidiaries or our parent on the grant date must have a per share exercise price of no less than 110% of the fair market value per share of the underlying ordinary shares at the time of grant of the ISO.

General Restricted Stock Award Provisions.  Participants who are granted restricted stock awards generally have all of the rights of a shareholder with respect to such shares, but such rights may be limited at the discretion of our Board. Restricted stock awards may be subject to vesting over time or upon achievement of milestones. Any unvested ordinary shares subject to restricted stock awards are generally forfeited upon termination of employment, unless our Board provides otherwise.

General Restricted Stock Unit Awards.  Awards of restricted stock units are denominated in unit equivalent of ordinary shares. They are typically awarded to participants without payment of consideration, and are subject to vesting conditions based upon a vesting schedule or performance criteria established by the plan administrator. Unlike restricted stock, the ordinary shares underlying restricted stock unit awards will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied. On the maturity date, the participant will receive one unrestricted, fully transferable ordinary share for each restricted stock unit not previously forfeited.

Section 102 Options and Shares Holding Period.  Section 102 Options, any ordinary shares issued upon the exercise of Section 102 Options and any other ordinary shares that are received subsequently with respect to these options or ordinary shares, including bonus shares, must be issued to a trustee that is nominated by the plan administrator to serve as a trustee in accordance with Section 102 of the Israeli Tax Ordinance. These Section 102 Options and ordinary shares must be held by the trustee for the benefit of the participants for at least two years from the date of grant of the Section 102 Options, and the participant may not sell or otherwise transfer any of the ordinary shares held by the trustee until the holding period has lapsed without triggering adverse tax consequences.

Stock Bonus Awards.   Stock bonus awards may be awarded to participants in such amounts and subject to such terms and conditions as determined by the Committee. The Committee may establish the exercise or purchase price, if any, of any stock bonus award but such price will not be less than the par value of an ordinary share on the date of grant. The Committee may determine that the participants may be awarded stock bonus awards in consideration for past services actually rendered to us for our benefit. A stock bonus award will only be exercisable or payable while the participant is an employee or consultant of us, but the Committee in its sole and absolute discretion may provide that a stock bonus award may be exercised or paid subsequent to a termination of employment or service or following a change of control of us or because of the participant’s retirement, death or disability or otherwise. All stock bonus awards shall be subject to the additional terms and conditions as determined by the Committee and as evidenced by an award agreement.

Performance-Based Awards.  Performance-based awards include awards other than options which comply with U.S. Internal Revenue Service requirements under Section 162(m) of the U.S. Internal Revenue Code for performance-based compensation. They may provide for payments based upon net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per share, price per share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, in each case over a period or periods determined by the plan administrator.

Term of 2006 Plan

The 2006 Plan currently has a ten-year term extending through October 2016, subject to earlier termination by our Board of Directors. No awards shall be made under the 2006 Plan after expiration of the 2006 Plan, but the terms all individual awards made on or before expiration of the 2006 plan in October 2016 may extend beyond such expiration in accordance with the terms of the underlying award agreement.

Limitations and Conditions of Awards

Each award is evidenced by an award agreement between us and the participant, and is subject to the following additional terms and conditions:

No Rights until Issuance of Share Certificates.  Participants shall not be, and shall not have any of the rights or privileges of, our shareholders in respect of any ordinary shares purchasable or otherwise acquired relating to any award unless and until certificates representing such shares have been issued by us to the participants.

Individual Award Limit.  No participant shall be granted, in any calendar year (measured from the date of any grant), awards to purchase more than 2,285,714 ordinary shares. This limitation may be adjusted proportionately in connection with any change in our capital structure, as described herein.

Incentive Stock Option Limitations.  The aggregate fair market value, determined at the time of grant, of our ordinary shares subject to ISOs that are exercisable for the first time by a participant during any calendar year under all of our share plans may not exceed $100,000. An option or portion of an option that exceeds this limit is treated as an NSO.

Performance-Based Award Limitations.  Notwithstanding any other provision of the 2006 Plan, any award granted to a covered employee intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the U.S. Internal Revenue Code (including any amendment to Section 162(m) of the U.S. Internal Revenue Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the U.S. Internal Revenue Code, and the 2006 Plan shall be deemed amended to the extent necessary to conform to such requirements.

Limits on Transfer of Awards

Except as may be permitted under an applicable appendix to the 2006 Plan, no option or other award may be transferred other than by will or by the laws of descent and distribution, and during the participant’s lifetime an option may be exercised only by such participant. Furthermore, except as may be permitted under an applicable appendix to the 2006 Plan, shares for which full payment has not been made cannot be assigned, transferred, pledged or mortgaged, other than by will or laws of descent and distribution.

Adjustments upon Changes in Capital Structure

In the event of an equity restructuring of our company, such as a stock dividend, stock split, spin-off, rights offering or certain recapitalizations, that affects our ordinary shares or the share price of our ordinary shares and causes a change in the per share value of the ordinary shares underlying outstanding awards, the number and type of securities subject to each outstanding award and the exercise or grant price of the award will be proportionately adjusted, and the plan administrator will make such proportionate adjustments as the plan administrator deems appropriate to reflect the equity restructuring with respect to the aggregate number and type of securities that may be issued under the 2006 Plan.

In the event of any dividend, distribution, reorganization, repurchase, exchange of ordinary shares, or other change in the corporate structure of our company affecting the ordinary shares (other than an equity restructuring of our company), the plan administrator may appropriately adjust the aggregate number and kind of shares that may be issued under the 2006 Plan and the terms and conditions of any outstanding awards in order to prevent dilution or enlargement of benefits intended to be made available under the 2006 Plan.

Amendment and Termination of the 2006 Plan

The plan administrator has the authority to amend or terminate the 2006 Plan, subject to shareholder approval as required under the 2006 Plan, including as required by applicable law, stock exchange or other regulatory rules. However, no amendment or termination of the 2006 Plan may reduce the rights under awards already granted to a participant prior to such amendment or termination unless consented to by the affected participant.

U.S. Federal Income Tax Consequences Associated with the 2006 Plan

The following is a general summary under current law of the material U.S. federal income tax consequences to participants in the 2006 Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as foreign, state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. The summary does not discuss all aspects of income taxation that may be relevant in light of a participant’s personal investment circumstances. This summarized tax information is not tax advice.

Incentive Stock Options.  A participant to whom ISOs are granted will not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant will not recognize taxable income at the time of exercise. However, the excess of the fair market value of the ordinary shares received over the option price is an item of tax preference income potentially subject to the alternative minimum tax. If ordinary shares acquired upon exercise of an ISO are held for a minimum of two years from the date of grant and one year from the date of exercise, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the ordinary shares will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the U.S. Internal Revenue Code for ISOs and the tax consequences described for NSOs will apply.

Non-Qualified Stock Options.  For U.S. federal income tax purposes, if a participant is granted NSOs under the 2006 Plan, the participant will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of NSOs, the participant will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of an ordinary share on the date each such option is exercised. The participant’s basis for the ordinary shares for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the ordinary shares on the date the participant exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Restricted Stock and Restricted Stock Units.  A participant to whom restricted stock or restricted stock units are issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the U.S. Internal Revenue Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price, and we will be entitled to a deduction for the same amount. Similarly, when restricted stock units vest and the underlying ordinary shares are issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of restricted stock units.

Stock Bonus Awards.  A participant to whom stock bonus awards are issued generally will recognize ordinary income in the amount of the fair market value of the ordinary shares awarded and we generally will be entitled to a deduction for the same amount. If, however, such shares are subject to a substantial risk of forfeiture, then the tax rules described above with respect to restricted stock awards would be applicable.

Section 162(m).  In general, under Section 162(m) of the U.S. Internal Revenue Code, income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1,000,000 (less the amount of any “excess parachute payments” as defined in Section 280G of the U.S. Internal Revenue Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the U.S. Internal Revenue Code and established by an independent compensation committee which is adequately disclosed to, and approved by, shareholders. In particular, stock options will satisfy the “performance-based compensation” exception if the options are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the share price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the ordinary shares subject to the award on the grant date). Performance-based awards granted under the 2006 Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

We have attempted to structure the 2006 Plan in such a manner that the Committee can determine the terms and conditions of stock options and performance-based awards granted thereunder such that remuneration attributable to such awards will not be subject to the $1,000,000 limitation. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A.  Section 409A of the U.S. Internal Revenue Code, which was added by the American Jobs Creation Act of 2004, provides certain requirements on non-qualified deferred compensation arrangements. These include requirements on an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Also, Section 409A generally provides that distributions must be made on or following the occurrence of certain events (i.e., the individual’s separation from service, a predetermined date or the individual’s death). Section 409A imposes restrictions on an individual’s ability to change his or her distribution timing or form after the compensation has been deferred. For certain individuals who are officers, Section 409A requires that such individual’s distribution commence no earlier than six months after such officer’s separation from service.

If a 2006 Plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

Under the 2006 Plan, in the event that the Committee determines that any award made under the 2006 Plan may be subject to Section 409A and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued in the future), the Committee may adopt such amendments to the 2006 Plan and the applicable award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (a) exempt the award from Section 409A and/or preserve the intended tax treatment of the benefits provided with respect to the award, or (b) comply with the requirements of Section 409A and related Department of Treasury guidance.

New Plan Benefits

Each of our non-employer directors is entitled to receive options to purchase 11,428 of our ordinary shares following each annual meeting of our shareholders. Otherwise, all future grants under the 2006 Plan are within the discretion of our compensation committee of the Board or another committee of the Board designated by the Board to administer the 2006 Plan and the benefits of such grants are, therefore, not determinable.

Under the 2006 Plan, our named executive officers (as defined below in the Section “Compensation Discussion and Analysis”) have been granted the following awards: Eyal Waldman, our chief executive officer, has received options to purchase an aggregate of 139,578 of our ordinary shares; Michael Gray, our chief financial officer, has received options to purchase an aggregate of 56,808 of our ordinary shares; Michael Kagan, our chief technology officer and vice president architecture, has received options to purchase an aggregate of 52,588 of our ordinary shares; Marc Sultzbaugh, our vice president worldwide sales, has received options to purchase an aggregate of 159,800 of our ordinary shares; and Shai Cohen, vice president operations and engineering, has received options to purchase an aggregate of 56,113 of our ordinary shares. Our executive officers as a group have received options to purchase an aggregate of 514,000 of our ordinary shares. Our non-employee directors as a group have received options to purchase an aggregate of 102,852 shares under the 2006 Plan. Our non-executive officer employees as a group have received options to purchase an aggregate of 3,528,827 shares under the 2006 Plan.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE MELLANOX TECHNOLOGIES, LTD. GLOBAL SHARE INCENTIVE PLAN (2006) AS DESCRIBED IN THIS PROPOSAL FOUR.

PROPOSAL FIVE — APPROVAL OF APPOINTMENT
OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND AUTHORIZATION
OF AUDIT COMMITTEE DETERMINATION OF REMUNERATION

The audit committee of our board of directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to perform the audit of our consolidated financial statements for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited our consolidated financial statements for the fiscal years ending December 31, 2008, 2007 and 2006.

Shareholder approval of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 is required under the Companies Law. The audit committee of our board of directors believes that such appointment is appropriate and in the best interests of the company and its shareholders. Subject to the approval of this proposal, the audit committee will fix the remuneration of PricewaterhouseCoopers LLP in accordance with the volume and nature of their services to the company.

Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual general meeting of shareholders. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions from our shareholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009 AND THE AUTHORIZATION OF OUR AUDIT COMMITTEE TO DETERMINE THEIR REMUNERATION IN ACCORDANCE WITH THE VOLUME AND NATURE OF THEIR SERVICES AS DESCRIBED IN THIS PROPOSAL FIVE.

Audit and Non-Audit Services

Subject to shareholder approval of the audit committee’s authority to determine remuneration for their services, the audit committee is directly responsible for the appointment, compensation and oversight of our independent auditors. In addition to retaining PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending 2008, the audit committee retained PricewaterhouseCoopers LLP to provide other non-audit and advisory services in 2008. The audit committee has reviewed all non-audit services provided by PricewaterhouseCoopers LLP in 2008, and has concluded that the provision of such non-audit services was compatible with maintaining PricewaterhouseCoopers LLP’s independence and that such independence has not been impaired.

The aggregate fees billed by PricewaterhouseCoopers LLP for audit and non-audit services in 2008 and 2007 were as follows:

	Fiscal Year Ended
	December 31,
Service Category	2008	2007

Audit Fees	$799,761	$517,800
Audit-Related Fees	3,000	6,361
Tax Fees	169,503	276,390
All Other Fees	10,000	—

Total	$982,264	$800,551

In the above table, in accordance with the SEC’s definitions and rules, “audit fees” are fees for professional services for the audit and review of our annual consolidated financial statements, as well as fees for issuance of consents and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements except those not required by statute or regulation; “audit-related fees” are fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements, including attestation services that are not required by statute or regulation, due diligence and any services related to acquisitions; “tax fees” are fees for tax compliance, tax advice and tax planning; and “all other fees” are fees for any services not included in the first three categories.

REPORT OF THE AUDIT COMMITTEE1

The audit committee, which currently consists of Messrs. Federman, Riordan and Weatherford and Ms. Johnson, evaluates audit performance, manages relations with our independent registered public accounting firm and evaluates policies and procedures relating to internal accounting functions and controls. The board of directors adopted a written charter for the audit committee in December 2000 and most recently amended it in April 2008, which charter details the responsibilities of the audit committee. This report relates to the activities undertaken by the audit committee in fulfilling such responsibilities.

The audit committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm. The audit committee oversees the company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and reporting process, including the company’s systems of internal controls over financial reporting. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2008. This review included a discussion of the quality and the acceptability of the company’s financial reporting and controls, including the clarity of disclosures in the financial statements.

The audit committee also reviewed with the company’s independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of the company’s audited financial statements with generally accepted accounting principles, its judgments as to the quality and the acceptability of the company’s financial reporting and such other matters required to be discussed with the audit committee under generally accepted auditing standards in the United States including Statement on Auditing Standards No. 61, as amended.

The audit committee has received the written disclosures and the letter from the company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

The audit committee further discussed with the company’s independent registered public accounting firm the overall scope and plans for its audits. The audit committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of the independent registered public accounting firm’s examinations and evaluations of the company’s internal controls, and the overall quality of the company’s financial reporting.

The Sarbanes-Oxley Act of 2002 and the auditor independence rules of the SEC require all issuers to obtain pre-approval from their respective audit committees in order for their independent registered public accounting firms to provide professional services without impairing independence. As such, the audit committee has a policy and has established procedures by which it pre-approves all audit and other permitted professional services to be provided by the company’s independent registered public accounting firm. From time to time, the company may desire additional permitted professional services for which specific pre-approval is obtained from the audit committee before provision of such services commences. The audit committee has considered and determined that the provision of the services other than audit services referenced above is compatible with maintenance of the auditors’ independence.

1 This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

In reliance on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements and disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” be included in the Annual Report on Form 10-K for the year ended December 31, 2008 and be filed with the SEC.

The foregoing report is provided by the undersigned members of the audit committee.

Thomas Weatherford, Chairperson
Irwin Federman
Amal M. Johnson
Thomas J. Riordan

REPORT OF THE COMPENSATION COMMITTEE2

Our compensation committee reviews and recommends our Policies and Practices relating to the compensation and benefits of our officers and employees. Our compensation committee, in consultation with our chief executive officer, or our CEO, and our board of directors and our audit committee with respect to our CEO’s compensation, decides how much cash compensation should be part of each of our officer’s total compensation by benchmarking to a peer group of companies, which we refer to as our Peer Group Companies, and considering the relative importance of short-term incentives. In addition, our compensation committee, in consultation with our CEO, makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each named executive officer’s equity holdings. Our compensation committee also manages the granting of options to purchase our ordinary shares and other awards under our Global Share Incentive Plan (2006). Our compensation committee will review and evaluate, at least annually, our incentive compensation plans. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, the NASDAQ Stock Market and the U.S. Internal Revenue Service.

Our compensation committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2008 with management. In reliance on the reviews and discussion referred to above, our compensation committee recommended to our board of directors, and our board of directors has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2008 for filing with the SEC.

The foregoing report is provided by the undersigned members of our compensation committee.

Rob S. Chandra, Chairperson
Irwin Federman
Amal Johnson

2 This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

We invest our resources to grow our business in a manner that will increase shareholder value. To further this objective, our compensation committee oversees our compensation program to support and reward the achievement of our financial goals and to promote the attainment of other key business objectives. In order to conduct our business effectively, we must attract, motivate and retain highly qualified executive officers. Our compensation program is designed to reward high performance and innovation, to promote accountability and to ensure that executive interests are aligned with the interests of our shareholders.

Our named executive officers for 2008 were Eyal Waldman, chairman of our board of directors, CEO and president; Michael Gray, chief financial officer; Marc Sultzbaugh, vice president worldwide sales; Michael Kagan, vice president architecture; and Shai Cohen, vice president operations and engineering. Mr. Kagan was promoted to chief technology officer and vice president architecture in January 2009.

Our executive compensation program has three primary components: (i) base compensation or salary, (ii) annual cash bonuses and (iii) stock option awards. Our program is designed to provide incentives and rewards for both our short-term and long-term performance, and is structured to motivate the company’s named executive officers to meet our strategic objectives, thereby maximizing total return to shareholders. In addition, we provide our named executive officers with benefits that we also generally make available to all salaried employees in the geographic location where they are based.

Our executive compensation program is administered by our compensation committee, which is comprised of three independent members of, and reports to, our board of directors. Operating under its charter, our compensation committee reviews, in consultation with management and the board of directors, and evaluates the compensation plans, policies and programs of the company. In addition, our compensation committee reviews and recommends to our audit committee and board of directors the approval of our CEO’s compensation (including base salary, cash bonuses and stock option grants). Our compensation committee also annually evaluates and approves certain elements of our other named executive officers’ compensation. These annual evaluations include: (i) consideration of the current levels and components of compensation paid to our named executive officers, (ii) consideration of the mix of cash incentives and long-term equity awards and (iii) a review of compensation paid by our Peer Group Companies conducted by our compensation committee (and our board of directors and audit committee, with respect to our CEO’s compensation), as described below, to executives in positions comparable to those held by our named executive officers. In 2008, our board of directors approved the amount and terms of stock option grants to our named executive officers based on the recommendation of our compensation committee and CEO.

In making compensation decisions, our compensation committee and board of directors reference third-party surveys that provide compensation data. Compensation surveys allow our compensation committee and board of directors to be better informed in determining the key elements of our compensation program. Base salary increases for our named executive officers that were implemented in 2008 were determined by our compensation committee in late 2007 after reviewing salary surveys prepared by Radford Surveys + Consulting, an Aon Consulting Company, or Radford, for named executive officers in the United States and Tali Atzmon for named executive officers in Israel. To determine competitive bonus and equity compensation levels in 2008, our compensation committee and board of directors utilized data from the Radford Executive Survey — U.S., an independent third-party national compensation survey covering more than 1,100 high-tech companies in the United States, and the Radford International Survey — Israel, an independent third-party survey of compensation practices by high-tech companies in Israel, which, together, we refer to as the Radford Surveys. The industry data from the Radford Surveys consists of salaries and other compensation paid by companies to executives in positions comparable to those held by our named executive officers. Specifically, we reviewed data on named executive officer positions in the United States from the Radford Executive Survey — U.S. and for positions in Israel from the Radford International Survey — Israel.

In reviewing the data from the Radford Surveys, we focused on compensation data for the 25th, 50th and 75th percentiles of our Peer Group Companies, which participate in the Radford Surveys and are similar to us with respect to industry sector, revenue, market capitalization and headcount or operate in industry sectors in which we typically compete for senior management talent. For 2008, our Peer Group Companies in the Radford Executive Survey — U.S. consisted of the following:

• 3PAR, Inc.	• Microtune, Inc.
• Actel Corp.	• Mindspeed Technologies, Inc.
• BigBand Networks, Inc.	• Monolithic Power Systems, Inc.
• California Micro Devices Corp.	• NetLogic Microsystems, Inc.
• Cirrus Logic, Inc.	• NetScout Systems, Inc.
• Cray, Inc.	• Occam Networks, Inc.
• Digi International, Inc.	• Pericom Semiconductor Corp.
• EMCORE Corp.	• PLX Technology, Inc.
• Endwave Corp.	• Rambus, Inc.
• Entropic Communications, Inc.	• ShoreTel, Inc.
• Exar Corp.	• Tessera Technologies, Inc.
• Ikanos Communications, Inc.	• ZiLOG, Inc.
• Ixia

Our Peer Group Companies within the Radford International Survey — Israel consisted of the following:

• Applied Materials, Inc.	• Marvell Technology Group Ltd.
• BMC Software, Inc.	• Polycom, Inc.
• Broadcom Corporation	• Qualcomm Incorporated
• Cadence Design Systems, Inc.	• Sandisk Corporation
• Conexant Systems, Inc.	• Tessera Technologies, Inc.
• Dune Networks	• Websense, Inc.
• KLA-Tencor Corporation	• Wintegra
• Kulicke And Soffa Industries, Inc.	• Zoran Corporation

In addition, our compensation committee and board of directors reference applicable guidelines from RiskMetrics Group, an influential proxy voting service, with respect to stock option grants. RiskMetrics Group guidelines provide that the gross number of equity awards granted in a given year, when divided by the shares of a company outstanding at the end of the fiscal year, should not exceed a certain percentage, which the RiskMetrics Group refers to as the “burn rate.” Our compensation committee reviewed burn rate data from the RiskMetrics Group U.S. Corporate Governance Policy 2009 Updates to compare the company’s historical annual equity burn rate to the RiskMetrics Group guidelines for “Semiconductor and Semiconductor Equipment” companies. The RiskMetrics Group guidelines establish a maximum annual “burn rate” percentage of 7.79% for non-Russell 3000 Index companies in the “Semiconductor and Semiconductor Equipment” industry. Our compensation committee believed it was appropriate to retain the flexibility to make option grants in the future by setting our annual equity “burn rate” target at 4% to 5%, which is below the maximum established by the RiskMetrics Group guidelines.

During 2008, our compensation committee engaged Radford as an independent compensation consultant. Radford reports directly to our compensation committee. Radford also provided services to management at the direction of our compensation committee during 2008 and in providing these services met with management personnel. Our compensation committee decided to engage a compensation consultant to ensure that our compensation practices were competitive and allowed us to continue to attract and retain talented executives. During 2008, the compensation consultant advised our compensation committee regarding our compensation philosophy and strategy, the identification of market data sources and peer group companies, compensation assessment, equity compensation and compensation plan structure.

Throughout the fiscal year, our CEO provides our compensation committee with his assessment of the performance levels of the company and our named executive officers (other than himself) and his recommendations with respect to compensation of our named executive officers (other than himself). Our compensation committee believes it is important to consider and evaluate our CEO’s input on matters concerning compensation of other named executive officers. The compensation committee believes that our CEO’s input regarding our other named executive officers’ individual performances, as well as the expected contributions and future potential of each of them, is useful because each other named executive officer reports directly to our CEO, and our CEO interacts with our other named executive officers on an ongoing basis throughout the year.

While our compensation committee considers our CEO’s recommendations, our compensation committee is responsible for setting the base salary and annual cash bonus for our executive officers, other than our CEO, and for recommending to the Board of Directors for final approval the annual stock option awards made to our executive officers. Our compensation committee also makes all final recommendations on base salary, cash bonus awards and stock option compensation matters concerning our CEO to our audit committee and to our board of directors, which finally approves the compensation of our CEO. In addition, under Israeli law, our CEO’s compensation is subject to approval by the company’s shareholders at each annual general meeting.

Compensation Philosophy and Objectives

Our compensation philosophy includes compensating our executives at levels that are competitive with the our Peer Group Companies in order to attract and retain talented executives and to provide equity incentives that align the interests of our executives with the interests of our shareholders.

Since our initial public offering, we have paid base salaries to our named executive officers that were less than base salaries paid to executive officers of our Peer Group Companies because we believed that the lower base salaries we paid were partially offset by the potential value of stock option grants awarded to our named executive officers and, to a lesser extent, by annual cash bonus awards earned by our named executive officers.

As we have grown and matured as a public company, our compensation objectives continue to evolve. In 2008, we provided cash compensation to our named executive officers at levels that were lower than the cash compensation paid by our Peer Group Companies and equity compensation for our named executive officers at levels that were higher than our Peer Group Companies. Base salaries for our named executive officers were increased in 2008 so that they would approximate the 50th percentile for named executive officers in the United States and between the 50th and 75th percentile for named executive officers in Israel, in each case, as compared to the companies participating in the salary surveys for each region reviewed by our compensation committee in November 2007. Bonus awards for 2008 were set in reference to the 25th percentile of our Peer Group Companies. In addition to base salary and cash bonuses, we continue to believe that the opportunity to share in the creation of shareholder value through equity compensation is critical for retaining our executive officer talent and for providing appropriate incentives to drive our company’s performance and to ensure that we maximize long-term shareholder value. As such, our equity compensation was set to approximate the 75th percentile of our Peer Group Companies.

Historically, we have sought to align the interests of our executives and other employees with the interests of our shareholders by granting our executives and other employees stock options, which will not have any value unless our share price increases. Our compensation committee has considered from time to time using other equity incentive awards, such as restricted stock units, that have value regardless of whether our share price increases or decreases from the date we make any such awards. Our compensation committee believes that restricted stock units can provide value certainty in a turbulent economic environment while continuing to align the interests of our executives and other employees with the interests of our shareholders. Our compensation committee expects to continue to consider awarding restricted stock units when it determines such awards may be necessary as an incentive to motivate and retain our executives and other employees and/or may provide a better alignment of the interests of our executives and other employees with those of our shareholders.

In order to provide our named executive officers security so that they can remain focused on our business in the event of a potential change in control, we have entered into executive severance benefits agreements with each of our named executive officers that provide for certain payments and other severance benefits in the event their service is terminated following a change in control of our company. We believe that these executive severance benefits agreements help attract and retain talented executives by ensuring their efforts remain focused on our shareholders’ long term interests rather than the individual executive’s short term employment-related interests.

We believe that the cash compensation (including base salary and annual cash bonus awards) and stock option grants we provide, along with the security provided by executive severance benefits agreements, create a competitive total compensation package for our named executive officers in light of the compensation packages provided by our Peer Group Companies.

Base Salary

We design base salaries to fall within a competitive range of the companies against which we compete for executive talent. Our compensation committee established the 2008 base salary increases for our named executive officers in November 2007 after reviewing salary surveys prepared by Radford for named executive officers in the United States and Tali Atzmon for named executive officers in Israel. In 2008, the base salaries of our named executive officers fell near the 50th percentile of the companies that participated in these surveys. The final decision regarding base salary for an individual named executive officer reflects many inputs, including our CEO’s assessment of the named executive officer’s performance, the level of responsibility of the named executive officer, and competitive pay levels based on salaries paid to employees with similar roles and responsibilities at our Peer Group Companies.

Our CEO’s base salary is the highest base salary at the company because he has the central management role, which is consistent with our review of CEO salaries in the salary surveys referenced above. Our Chief Financial Officer’s base salary is higher than that of other named executive officers because of the importance of retaining consistency and quality financial expertise as a public company, which is also consistent with our review of chief financial officer salaries in the salary surveys referenced above. The base salaries of other named executive officers are determined based on their overall duties and responsibilities within the company, their experience and qualifications and the base salaries paid by the companies participating in the salary surveys for similar roles.

In late 2007, our CEO completed his focal review of each of our named executive officers and recommended base salary increases for each for 2008 to our compensation committee. Our compensation committee then approved the base salaries for 2008 based on our CEO’s recommendations for each of the named executive officers other than himself. Our compensation committee’s determination was based largely on the average salaries in the 50th percentile in the United States and between the 50th and 75th percentiles in Israel, in each case, as compared to the companies that participate in the salary surveys referenced above for positions similar to the positions held by each of our named executive officers. Based on the salary surveys, our compensation committee provided an average salary increase of 7% for employees located in the United States and 10% for employees located in Israel. With input from our CEO (except with respect to himself), our compensation committee determined the base salary increase amount for each individual named executive officer’s base salary following the process described above. Mr. Gray’s base salary was increased 7.9% to $230,000; Mr. Kagan’s base salary was increased 8.5% to $161,030; Mr. Sultzbaugh’s base salary was increased 10% to $220,000; and Mr. Cohen’s base salary was increased 12.3% to $171,699. The base salaries reported for Messrs. Kagan and Cohen are converted from New Israeli Shekels to U.S. dollars using the 2008 average exchange rate of 3.54 Shekels to 1 U.S. dollar.

In late 2007, our compensation committee also considered the base salary of our CEO and, after determining that his base salary was considerably lower than the base salaries of other CEO’s at the companies that participated in the salary surveys reviewed by our compensation committee, increased our CEO’s base salary 30% to $325,000.

We began paying our named executive officers their 2008 adjusted base salary on April 1, 2008.

Annual Discretionary Cash Bonus Program

We structure our annual discretionary cash bonus award program to reward named executive officers and employees for our company’s successful performance and for each individual’s contribution to that performance. We initiated our annual discretionary cash bonus program in 2005 and since then, annual cash bonuses have not constituted a significant portion of our named executive officers’ and employees’ total compensation because we primarily rely on stock options to provide incentives to our named executive officers and employees.

Under our annual discretionary cash bonus award program, our employees in good performance standing, including our named executive officers, are eligible to receive an award from a bonus pool in an amount that is determined annually. The annual bonus pool amount is determined by our compensation committee based on its assessment of our achievement of our operating plan and company profitability. For 2008, the aggregate discretionary cash bonus pool was set at 10% of our fiscal year 2008 operating income, as measured on a GAAP basis. After consultation with our CEO, the compensation committee approved the amount of each named executive officer’s bonus award from this pool. The amount of the bonus award to each named executive officer is not tied to individual performance objectives. No specific performance targets for our named executive officers were established in connection with the determination of the aggregate amount of the bonus pool for the year ended December 31, 2008, or the allocation of a portion of the pool to our named executive officers.

Our compensation committee then determined the allocation of the bonus pool based, in part, on information gathered from the Radford Executive Survey — U.S. (no data was available from the Radford International Survey — Israel) which indicated that the 25th percentile of our Peer Group provide target annual bonus opportunities ranging from 30% to 45% of base salaries for the named executive officer positions. Consistent with our approach of placing a greater emphasis on equity compensation, our compensation committee awarded bonuses under the company’s annual discretionary cash bonus compensation program in February 2009 for services performed in the year ended December 31, 2008 that ranged from 20% to 23% of each named executive officer’s base salary. Specifically, Mr. Gray was awarded $47,000, which represents 20% of his base salary; Mr. Kagan was awarded $37,000, which represents 23% of his base salary; Mr. Sultzbaugh was awarded $47,000, which represents 21% of his base salary; and Mr. Cohen was awarded $37,000, which represents 22% of his base salary. We paid our U.S. and Israeli executive officers their bonuses on February 27, 2009 and March 1, 2009, respectively. Payments under the annual discretionary cash bonus program are contingent upon continued employment through the actual date of payment.

Also, subject to shareholder approval at our 2009 annual general meeting of shareholders, upon the recommendation of our Compensation Committee and the approval of our audit committee, on January 26, 2009, our Board of Directors approved a cash bonus to our CEO, Eyal Waldman, in the amount of $162,500, which represents 50% of his base salary, for services performed in the year ended December 31, 2008 pursuant to the Company’s annual discretionary cash bonus compensation program. Since no annual bonus data was available from the Radford International Survey — Israel, this amount was determined by our compensation committee, audit committee and board of directors largely based on data from the Radford Executive Survey — U.S., which indicates that the 25th percentile of our Peer Group Companies provide a target bonus opportunity of 75% of base salary for chief executive officers.

Stock Option Awards; Policies with Respect to Equity Compensation Awards

As described above, stock options are the only type of equity award we currently grant to our named executive officers from our equity incentive plan. Although we have not done so to date, we have the ability under our equity incentive plan to grant other types of equity incentive awards, including restricted stock units, to our named executive officers and other plan participants. These other types of awards may have some value regardless of whether our share price increases or decreases from the date we make any such awards.

During 2008, we granted stock options to our named executive officers in order to align their interests with our goal of maximizing shareholder value through increases in the price per share of our ordinary shares. We also believe that our 2008 stock option grants to our named executive officers provide them with long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the company’s performance and rewarding executives for creating shareholder value over the long-term. Our compensation committee believes that granting stock options and/or other equity awards on an annual basis to existing named executive officers and employees provides an important incentive to retain executives and employees and rewards them for short-term company performance while also creating long-term incentives to sustain that performance. We may also make grants of stock options at the discretion of our board of directors and the compensation committee in connection with the hiring or promotion of new named executive officers.

We grant stock options with exercise prices equal to the closing price of our ordinary shares on the date of the grant; therefore, the options only have value if our share price increases. Stock option grants to newly hired employees, including our named executive officers, generally vest over four years, with 25% of the shares subject to the grant vesting on the one-year anniversary of employment, and 1/48th of the shares vesting during each subsequent month of employment. Annual stock option grants made to existing employees, including named executive officers, generally vest over four years, with 25% of the shares subject to the grant vesting on the one-year anniversary of the grant date, and 1/48th of the shares vesting during each subsequent month of employment. We set these vesting schedules in order to provide an incentive to our employees, including our named executive officers, to continue their employment with us over the long term.

During 2008, we determined the size of each option grant to a named executive officer after reviewing long-term incentive compensation data from the Radford Surveys and after considering the role of each named executive officer within our company, the criticality of their function within the organization, the named executive officer’s current equity position from previous stock option grants and the overall burn rate goal for our equity incentive program of 4% to 5%, as described previously. Since long-term incentive compensation levels fluctuate from year to year (depending on each company’s granting patterns, valuation assumptions, and stock price) and given the relatively low trading price of our ordinary shares during 2008, we reviewed the Radford Survey long-term incentive information from our Peer Group Companies under both a value approach, which is based on the fair value of long-term incentive awards, and a percentage of common shares outstanding approach, which compares the number of shares subject to each long-term incentive award to the number of shares outstanding for each company.

In 2008, the initial determinations with respect to option grants were made by our compensation committee in consultation with our CEO (except for his own grant). Our compensation committee and our CEO (except with respect to his own grant) then recommended the size of each option grant to our board of directors, which approved each grant on December 18, 2008 with an effective date of grant of December 26, 2008. The board of directors instituted a delay between the date of approval and the date of grant to allow time for a tax ruling requested for Israeli employees to become effective prior to the grant being complete.

Using the methodology described above, our board of directors granted our CEO an option to purchase 90,000 of our ordinary shares. The CEO’s option grant consists of a higher number of our ordinary shares as compared to our other named executive officers because of its retentive effect on our CEO, and because we believe that our CEO has the most direct impact on creating shareholder value. Our board of directors granted Mr. Sultzbaugh an option to purchase 27,800 of our ordinary shares based on similar grants made at our Peer Group Companies, the low number of ordinary shares subject to in-the-money options held by Mr. Sultzbaugh relative to our other named executive officers and our burn rate goal. Our board of directors granted Messrs. Gray, Kagan and Cohen options to purchase 19,808, 22,588 and 19,113 of our ordinary shares based on similar grants made at our Peer Group Companies, the number of ordinary shares subject to in-the-money options held by each named executive officer and our burn rate goal.

The company does not have any equity ownership guidelines that require any of our directors or executive officers to hold a stated number or fixed percentage of our ordinary shares.

Change of Control Severance Arrangements

In November 2006, we entered into executive severance benefits agreements with each of our named executive officers, some of which were amended in 2008 to ensure compliance with, or exemption from, Section 409A of the U.S. Internal Revenue Code.

Each of the executive severance benefit agreements to which we are a party provide that if the executive’s employment with our company is terminated without cause or if the executive is constructively terminated (as these terms are defined in the agreements), in each case during the 12-month period following a change of control (as defined in the agreements) of our company, then the executive is entitled to receive the following payments and benefits:

•	Continuation of the named executive officer’s salary for six months at a per annum rate of 120% of the executive’s annual base salary in effect on the termination date.

•	In the case of a named executive officer who resides in the United States, if the named executive officer elects COBRA coverage under our group health plan, payment for the cost to continue COBRA coverage for the named executive officer and his eligible dependents for up to 12 months following the termination date.

•	Accelerated vesting and immediate exercisability of the named executive officer’s outstanding and unvested stock awards as to 50% of the total number of unvested shares subject to such outstanding and unvested stock option awards.

We determined this amount prior to our initial public offering by reference to the general practices of public companies in our industry at that time.

The benefits payable under the severance agreements are in addition to payments or other benefits, if any, that any named executive officer who resides in Israel may be entitled to under applicable Israeli law. Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the retirement, death or termination without cause (as defined in the Israeli Severance Pay Law) of an employee. To satisfy this requirement, we make contributions on behalf of most of our Israeli-based employees to a fund known as Managers’ Insurance. This fund provides a combination of pension plan, insurance and severance pay benefits to the employee, giving the employee or his or her estate payments upon retirement or death and securing the severance pay, if legally entitled, upon termination of employment. Each full-time Israeli employee, including each of our Israeli-based named executive officers, is entitled to participate in the plan, and each employee who participates contributes an amount equal to 5% of his or her salary to the pension plan and we contribute between 13.33% and 15.83% of his or her salary (consisting of 5% to the pension plan, 8.33% for severance payments and up to 2.5% for insurance).

Within the context of our compensation philosophy, the compensation committee believes the terms of our executive severance agreements with our named executive officers will encourage their continued attention and dedication to their assigned duties through and following any change of control of our company. We believe that the terms of these agreements will further ensure that each of our named executive officers will continue to remain focused on the long-term objective of delivering shareholder value during and following a change of control event if they are assured that their long-term employment interests are reasonably provided for with a competitive market severance arrangement. We believe that these executive severance agreements thus help ensure the best interests of our shareholders.

The potential payments under the executive severance benefits agreements as of December 31, 2008 are set forth below under the heading “Potential Payments Following a Change in Control.”

Perquisites

Historically, from time to time, our compensation committee and board of directors have provided certain of our named executive officers with perquisites that we believe are reasonable. We do not view perquisites as a significant element of our comprehensive compensation structure, but do believe they can be useful in attracting, motivating and retaining the executive talent for which we compete. We believe that these additional benefits may assist our executive officers in performing their duties and provide time efficiencies for our executive officers in appropriate circumstances, particularly when we require frequent or lengthy travel, and we may consider providing additional perquisites in the future. In 2008, our named executive officers received the perquisites set forth in the table below, which our compensation committee determined were appropriate in order to facilitate each named executive officer’s efforts on behalf of our company while at our California headquarters.

Name	Perquisite

Eyal Waldman	Housing and housing-related expense reimbursement Car expense reimbursement
Michael Gray	Select travel reimbursement Housing-related expense reimbursement
Marc Sultzbaugh	Housing and housing-related expense reimbursement Car expense reimbursement California income tax reimbursement Select travel reimbursement

The table above does not include automobile-related expense reimbursement, insurance reimbursement, retirement fund contributions, severance fund contributions and education fund contributions, all of which are provided to all of our employees, including our named executive officers, who are based in Israel.

In the future, we may provide additional perquisites to our executive officers as an element of their overall compensation structure. We do not expect these perquisites to be a significant element of our compensation structure. All future practices regarding perquisites will be approved and subject to periodic review by our compensation committee and/or board of directors.

Tax Considerations

Section 162(m) of the U.S. Internal Revenue Code, establishes a limitation on the deductibility of compensation payable in any particular tax year to our named executive officers. Section 162(m) generally provides that publicly-held companies cannot deduct compensation paid to certain named executive officers to the extent that such compensation exceeds $1 million per officer. Compensation that is “performance-based” compensation within the meaning of the U.S. Internal Revenue Code does not count toward the $1 million limit. While the compensation committee considers Section 162(m) in making its compensation decisions, the deductibility of compensation under Section 162(m) is not a definitive or dispositive factor in the compensation committee’s determination process. The compensation committee will monitor the level of compensation paid to the company’s executive officers and may act in response to the provisions of Section 162(m).

During 2008, our compensation committee and board of directors also considered the impact of tax regulations in Israel with respect to stock option grants and delayed the grant of options approved on December 18, 2008 until December 26, 2008 to allow time for a tax ruling in Israel that provides for lower tax rates on certain stock options to become effective.

2008 Summary Compensation Table

The following table summarizes the compensation awarded to, earned by, or paid to each named executive officer for the years ended December 31, 2008, 2007 and 2006.

					Option Awards	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		($)(1)	Compensation ($)		Total ($)
(a)	(b)	(c)	(d)		(f)	(i)		(j)

Eyal Waldman	2008	307,643	162,500		291,916	112,620	(2)	874,679
President & Chief	2007	250,000	100,000		212,104	55,850	(3)	617,954
Executive Officer	2006	225,000	50,000		—	38,573	(4)	313,573
Michael Gray	2008	225,794	47,000		121,711	5,110		399,615
Chief Financial	2007	213,200	34,200		53,449	—		300,849
Officer	2006	205,000	20,317		29,919	—		255,236
Marc Sultzbaugh	2008	215,463	47,000		303,684	39,601	(5)	605,748
Vice President	2007	185,192	32,100		13,203	25,078	(6)	255,573
Worldwide Sales	2006	164,975	20,027	(7)	2,843	7,200		195,045
Michael Kagan(12)	2008	182,326	37,000		245,202	41,668	(8)	506,196
Vice President Architecture	2007	136,251	24,000		215,562	34,986	(9)	410,799
	2006	131,657	15,000		5,548	27,623	(10)	179,828
Shai Cohen(12)	2008	180,737	37,000		86,748	43,806	(11)	348,292
Vice President Operations and Engineering

(1)	The value of option awards granted to our named executive officers is the compensation cost recognized for financial statement reporting purposes for the fiscal years 2008, 2007 and 2006 in accordance with the provisions of Statement of Financial Accounting Standards No. 123R (“SFAS 123R”) . See Note 11 of the consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of equity awards and the calculation method.

(2)	Includes $39,462 in housing and housing-related expense reimbursements, $21,663 contributed to a severance fund, which is mandated by Israeli Law, $13,003 contributed to a retirement fund on behalf of Mr. Waldman, $19,504 contributed to an employee education fund on behalf of Mr. Waldman, $17,428 automobile related expense reimbursement, $1,560 insurance reimbursement.

(3)	Includes $20,998 contributed to a severance fund, which is mandated by Israeli Law, $19,035 contributed to a retirement fund on behalf of Mr. Waldman, $9,393 contributed to an employee education fund on behalf of Mr. Waldman and $5,486 in housing and housing-related expense reimbursement.

(4)	Includes $18,690 contributed to a severance fund, which is mandated by Israeli Law, $16,517 contributed to a retirement fund on behalf of Mr. Waldman and $3,366 contributed to an employee education fund on behalf of Mr. Waldman.

(5)	Includes automobile related expense reimbursement of $8,214, housing and housing related expense reimbursement of $16,741, select travel reimbursement of $9,993 and California tax equalization payments of $4,653.

(6)	Includes automobile related expense reimbursement of $7,161, housing and housing related expense reimbursement of $9,186, select travel reimbursement of $8,041 and California tax equalization payments of $690.

(7)	Mr. Sultzbaugh was appointed to vice president worldwide sales in March 2007. His bonus earned in 2006 was related to meeting sales objectives he achieved in 2005 prior to his appointment as vice president worldwide sales.

(8)	Includes $14,277 contributed to a severance fund, which is mandated by Israeli Law, $8,430 contributed to a retirement fund on behalf of Mr. Kagan, $5,078 for automobile related expenses pursuant to the company’s automobile leasing program, $12,855 contributed to an employee education fund on behalf of Mr. Kagan and $1,028 insurance reimbursement. Mr. Kagan was promoted to chief technology officer and vice president architecture in January 2009.

(9)	Includes $11,308 contributed to a severance fund, which is mandated by Israeli Law, $6,813 contributed to a retirement fund on behalf of Mr. Kagan, $5,842 for automobile related expenses pursuant to the company’s automobile leasing program and $10,218 contributed to an employee education fund on behalf of Mr. Kagan.

(10)	Includes $8,293 contributed to a severance fund, which is mandated by Israeli law, $6,226 contributed to a retirement fund on behalf of Mr. Kagan, $5,637 for automobile related expenses pursuant to the company’s automobile leasing program and $7,467 contributed to an employee education fund on behalf of Mr. Kagan.

(11)	Includes $15,188 contributed to a severance fund, which is mandated by Israeli Law, $9,116 contributed to a retirement fund on behalf of Mr. Cohen, $4,734 for automobile related expenses pursuant to the company’s automobile leasing program, $13,674 contributed to an employee education fund on behalf of Mr. Cohen and $1,094 insurance reimbursement.

(12)	Amounts reported for Messrs. Kagan and Cohen in 2008 are converted from New Israeli Shekels to U.S. dollars using the 2008 average exchange rate of 3.54 Shekels to 1 U.S. dollar.

2008 Grants of Plan-Based Awards

The table below sets forth information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2008.

			All Other
			Option Awards:
		Date of Board or	Number of		Grant Date
		Compensation	Securities	Exercise or Base	Fair Value of
		Committee	Underlying	Price of Option	Stock and
		Action	Options	Awards	Option Awards
Name	Grant Date	(1)	(#)	($/Sh)	($) (2)
(a)	(b)		(j)	(k)	(l)

Eyal Waldman	12/26/2008	12/18/2008	90,000	8.23	448,659
Michael Gray	12/26/2008	12/18/2008	19,808	8.23	98,745
Marc Sultzbaugh	12/26/2008	12/18/2008	27,800	8.23	138,586
Michael Kagan	12/26/2008	12/18/2008	22,588	8.23	112,603
Shai Cohen	12/26/2008	12/18/2008	19,113	8.23	95,280

(1)	Options were approved by our board of directors or compensation committee on December 18, 2008 with an effective date of grant of December 26, 2008 to allow time for a tax ruling in Israel to become final.

(2)	Represents the grant date fair value of each option on the date of grant calculated in accordance with the provisions of SFAS 123R. See Note 11 of the consolidated financial statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of equity awards and the calculation method.

2008 Outstanding Equity Awards At Fiscal Year-End Table

The following table provides information on the stock options held by each of our named executive officer as of December 31, 2008.

	Option Awards
		Number of		Number of
		Securities		Securities
		Underlying		Underlying
		Unexercised		Unexercised	Option
	Vesting	Options		Options	Exercise	Option
	Commencement	Exercisable		Unexercisable	Price	Expiration
Name	Date	(#)		(#)(1)	($)(2)	Date
(a)		(b)		(c)	(e)	(f)

Eyal Waldman	10/26/2006	88,094		26,190	9.19	10/26/2016
	12/31/2007	12,395		37,183	18.22	12/31/2007
	12/26/2008			90,000	8.23	12/26/2018
Michael Gray	10/15/2004	134,285			3.5	10/15/2014
	12/8/2005	10,000	(3)		6.65	1/28/2015
	10/26/2006	22,857	(3)		9.19	10/26/2016
	12/31/2007	9,250		27,750	18.22	12/31/2017
	12/26/2008			19,808	8.23	12/26/2018
Marc Sultzbaugh	2/28/2001	11,714			1.3	2/28/2011
	6/19/2002	2,510			1.47	6/19/2012
	12/28/2003	3,428			2.63	12/28/2013
	12/3/2004	2,714			3.85	12/3/2014
	6/2/2005	4,000	(3)		5.08	6/2/2015
	12/8/2005	5,295	(3)		6.65	1/28/2015
	10/26/2006	5,857	(3)		9.19	10/26/2016
	4/13/2007	41,666		58,334	14.95	4/13/2017
	12/31/2007	8,000		24,000	18.22	12/31/2017
	12/26/2008			27,800	8.23	12/26/2018
Michael Kagan	2/28/2001	65,714			1.3	2/28/2011
	6/19/2002	28,571			1.47	6/19/2012
	12/8/2005	3,011		2,946	6.65	12/8/2015
	10/26/2006	61,905		52,380	9.19	10/26/2016
	12/31/2007	7,500		22,500	18.22	12/31/2017
	12/26/2008			22,588	8.23	12/26/2018
Shai Cohen	2/28/2001	57,142			1.3	2/28/2011
	6/19/2002	30,000			1.47	6/19/2012
	12/28/2003	2,857			2.63	12/28/2013
	12/31/2007	9,250		27,750	18.22	12/31/2017
	12/26/2008			19,113	8.23	12/26/2018

(1)	This option vests with respect to twenty-five percent (25%) of the shares subject thereto on the first anniversary of the vesting commencement date and with respect to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date thereafter.

(2)	Options are granted at an exercise price equal to the closing market price per share on the date of grant.

(3)	This option vests with respect to twenty-five percent (25%) of the shares subject thereto on the first anniversary of the vesting commencement date and with respect to 1/48th of the shares subject to the option on each monthly anniversary of the vesting commencement date thereafter. This option may be exercised prior to vesting with any unvested shares purchased upon such exercise subject to repurchase by the company at the original exercise price until such shares vest.

2008 Option Exercises and Shares Vested Table

The following table summarizes share option exercises by our named executive officers in 2008.

	Option Awards
	Number of Shares	Value Realized on
	Acquired on Exercise	Exercise(1)
Name	(#)	($)
(a)	(b)	(c)

Eyal Waldman	—	—
Michael Gray	50,000	682,904
Marc Sultzbaugh	12,858	193,806
Michael Kagan	44,042	576,195

(1)	The value realized upon exercise is the difference between the option exercise price and the market price of the underlying shares at exercise multiplied by the number of shares covered by the exercised option.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Following a Change of Control

The following table sets forth quantitative estimates of the benefits to be received by each of our named executive officers if his employment were terminated without cause or constructively terminated (as these terms are defined in the executive severance benefits agreements) on December 31, 2008, assuming that such termination occurred during the 12-month period following a change of control (as such term is defined in the executive severance benefits agreements) of our company.

Potential Payments Following a Change of Control

			Israeli	Value of
	Salary	COBRA	Severance	Accelerated
	Continuation	Coverage	Benefits	Equity Awards	Total
Name	($)	($)	($)	($)(1)	($)

Eyal Waldman	195,000	7,296	243,750	—	446,046
Michael Gray	138,000	20,520	—	1,387	159,907
Marc Sultzbaugh	132,000	10,452	—	1,429	143,881
Michael Kagan	98,219	—	120,773	1,782	220,774
Shai Cohen	104,726	—	128,774	—	233,500

(1)	The value of accelerated equity awards represents the aggregate intrinsic value of each named executive officer’s unvested options as of December 31, 2008. The intrinsic value with respect to each option is the positive difference, if any, between the aggregate exercise price of the option and the aggregate fair market value of the ordinary shares subject to the option as of December 31, 2008. The closing price of our ordinary shares on December 31, 2008 was $7.86 per share.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2008.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to be		Under Equity
	Issued Upon	Weighted Average	Compensation Plans
	Exercise of	Exercise Price of	(Excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	Reflected in
	and Rights	and Rights	Column
Plan Category	(a)	(b)	(a))(c)

Equity compensation plans approved by security holders(1)	6,928,617	10.20	718,335
Equity compensation plans not approved by security holders
Total	6,928,617	10.20	718,335

(1)	Consists of 1999 United States Equity Incentive Plan, 1999 Israeli Share Option Plan, 2003 Israeli Share Option Plan and 2006 Global Incentive Share Plan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

The following table provides information relating to the beneficial ownership of our ordinary shares as of February 28, 2009, by:

•	each shareholder known by us to own beneficially more than 5% of our ordinary shares (based on information supplied in Schedules 13D and 13G filed with the SEC, as indicated);

•	each of our executive officers named in the summary compensation table on page 29 (our principal executive officer, our principal financial officer and our three other most highly compensated executive officers);

•	each of our directors and nominees for director; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Except as indicated by footnote, and subject to community property laws where applicable, we believe the persons named in the table have sole voting and investment power with respect to all ordinary shares shown as beneficially owned by them.

Unless otherwise indicated below, the address for each beneficial owner listed is c/o Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085.

	Beneficial Ownership
	Shares	Options	Percentage of
	Beneficially	Exercisable	Shares
Name of Beneficial Owner	Owned	within 60 Days	Outstanding(2)

5% Shareholders:
FMR LLC(3)	3,025,800		10.134%
Alger Associates, Inc.(4)	5,168,256		16.32%
Chilton Investment Company, LLC(5)	1,639,093		5.2%
Executive Officers, Directors and Nominees for Director:
Eyal Waldman(6)	1,928,655	109,383	6.39%
Rob S. Chandra(7)	201,759	58,411	*
Irwin Federman	26,633	58,411	*
Michael Gray(8)	439	179,475	*
Shai Cohen	374,000	102,332	1.49%
Amal M. Johnson	10,000	39,206	*
Michael Kagan	240,400	179,796	1.32%
Thomas J. Riordan	35,544	10,793	*
Marc Sultzbaugh	2,266	96,185	*
Thomas Weatherford	37,142	39,602	*
All executive officers and directors as a group (13 persons)	3,232,346	1,014,672	13.31%

*	Represents beneficial ownership of less than one percent (1%) of the outstanding ordinary shares.

(1)	Represents ordinary shares subject to a right of repurchase, at the original option exercise price, in the event the holder ceases to provide services to us. The option exercise prices range from $1.30 to $9.19.

(2)	The applicable percentage ownership for members of our board of directors and named executive officers is based on 31,902,998 ordinary shares outstanding as of February 28, 2009, together with applicable options for such shareholder. The applicable percentage ownership for the beneficial owners listed in the table is based on the number of outstanding shares as of December 31, 2008, as indicated in the relevant 13G filings described in footnotes 3, 4 and 5 below. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Ordinary shares subject to the options currently exercisable, or exercisable within 60 days of March 1, 2009, are deemed outstanding for computing the percentage ownership of the person holding such options, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)	This information is based on Amendment No. 2 of the Schedule 13G/A filed with the SEC on February 17, 2009 by FMR LLC (FMR), Fidelity Management & Research Company (Fidelity), Fidelity Growth Company Fund (Fidelity Growth) and Edward C. Johnson 3d, pursuant to a joint filing agreement. Fidelity, a wholly-owned subsidiary of FMR and an investment adviser, is the beneficial owner of 3,025,800 of our ordinary shares. The ownership of Fidelity Growth Company Fund, a wholly-owned subsidiary of FMR and an investment adviser, amounted to 3,023,300 ordinary shares. Edward C. Johnson 3d and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 3,025,800 shares owned by FMR funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders of FMR have entered into a shareholders’ voting agreement under which all Series B voting common shares of FMR will be voted in accordance with the majority vote of Series B voting common shares of FMR. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d, Chairman of FMR, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees. Fidelity, FMR and Fidelity Growth have their principal business office at 82 Devonshire Street, Boston, Massachusetts 02109.

(4)	This information is based on Amendment No. 1 to the Schedule 13G/A filed with the SEC on February 17, 2009 by Alger Associates, Inc. and Fred Alger Management, Inc. By virtue of the Alger family’s ownership of a controlling interest in Alger Associates, Inc., which directly owns Fred Alger Management, Inc., ownership of the shares may be imputed to the Alger family. The address of the principal business office for each of these reporting persons is 111 Fifth Avenue, New York, New York 10003.

(5)	This information is based on the Schedule 13G filed with the SEC on February 13, 2009 by Chilton Investment Company, LLC. The address of the principal office for Chilton Investment Company, LLC is 1266 East Main Street, 7th Floor, Stamford, Connecticut 06902.

(6)	Includes 1,928,655 ordinary shares held by Waldo Holdings 2, a general partnership formed pursuant to the laws of Israel, of which Eyal Waldman is a general partner. Mr. Waldman has sole voting and dispositive power over all of the shares.

(7)	Includes (i) 201,759 shares held by Bessec Ventures V L.P., Bessemer Venture Investors III L.P., Bessemer Venture Partners V L.P., BIP 2001 L.P., BVE 2001 (Q) LLC and BVE 2001 LLC. The general partner of each of the Bessemer-related entities that owns shares of the company is Deer V & Co. LLC. Robert Goodman, Rob S. Chandra, J. Edmund Colloton and David J. Cowan are the executive managers of Deer V & Co. LLC and share voting and dispositive power over the shares of the company held by the Bessemer-related entities. Mr. Chandra is also a member of Deer Management Co. LLC (DMC), the management company affiliate of the Bessemer-related entities that own shares of the company. Unless otherwise agreed by DMC’s members, members of DMC are required to contribute shares acquired from the exercise of options granted to them in their capacity as a director of a portfolio company, or the profits derived from the sale of the underlying shares, to DMC. It is expected that the options held by Mr. Chandra will be subject to this arrangement. Mr. Chandra disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(8)	Includes 439 ordinary shares held by the M&M Gray Family 2001 Trust U/T/A, for which Mr. Gray is a trustee.

Compliance with Section 16(a) Filing Requirements

Section 16(a) of the Exchange Act requires directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file initial reports of ownership and reports of changes in ownership with the SEC and The Nasdaq Stock Market. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms received with respect to the fiscal year 2008 and the written representations received from certain reporting persons that no other reports were required, we believe that all directors, executive officers and persons who own more than 10% of our ordinary shares have complied with the reporting requirements of Section 16(a).

EXECUTIVE OFFICERS

Set forth below is certain information regarding each of our executive officers as of March 1, 2009.

Name	Age	Position(s)

Eyal Waldman	48	Chief Executive Officer, President, Chairman of the Board and Director
Roni Ashuri	48	Vice President Engineering
Shai Cohen	45	Vice President Operations and Engineering
Michael Gray	52	Chief Financial Officer
Michael Kagan	51	Chief Technology Officer and Vice President Architecture
Marc Sultzbaugh	44	Vice President Worldwide Sales

Eyal Waldman is a co-founder of Mellanox, and has served as Mellanox’s chief executive officer, president and chairman of Mellanox’s board of directors since March 1999. From March 1993 to February 1999, Mr. Waldman served as vice president of engineering and was a co-founder of Galileo Technology Ltd., or Galileo, a semiconductor company, which was acquired by Marvell Technology Group Ltd. in January 2001. From August 1989 to March 1993, Mr. Waldman held a number of design and architecture related positions at Intel Corporation, a manufacturer of computer, networking and communications products. Mr. Waldman serves on the board of directors of a number of private companies. Mr. Waldman holds a Bachelor of Science in Electrical Engineering and a Master of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Waldman is located in Israel.

Roni Ashuri is a co-founder of Mellanox and has served as our vice president engineering since June 1999. From March 1998 to May 1999, Mr. Ashuri served as product line director of system controllers at Galileo. From May 1987 to February 1998, Mr. Ashuri worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a cache controller group staff member. Mr. Ashuri holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Ashuri is located in Israel.

Shai Cohen is a co-founder of Mellanox and has served as our vice president operations and engineering since June 1999. From September 1989 to May 1999, Mr. Cohen worked at Intel Corporation, where he was a senior staff member in the Pentium processors department and a circuit design manager at the cache controllers group. Mr. Cohen holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Cohen is located in Israel.

Michael Gray has served as our chief financial officer since December 2004. Prior to joining Mellanox, from March 1995 until July 2004, Mr. Gray served in various capacities at SanDisk Corporation, a data storage company, including director of finance from March 1995 to July 1999, vice president of finance from August 1999 to February 2002 and as senior vice president of finance and administration and chief finance officer from March 2002 to July 2004. From July 1990 to February 1995, Mr. Gray served as controller of Consilium, Inc., a systems software development company which was acquired by Applied Materials, Inc. in December 1998. From October 1981 to June 1990, Mr. Gray served in various capacities at ASK Computer Systems, Inc., an enterprise resource planning solutions provider, including as treasury manager. Mr. Gray holds a Bachelor of Science in Finance from the University of Illinois and a Master of Business Administration from Santa Clara University. Mr. Gray is located in the United States.

Michael Kagan is a co-founder of Mellanox and has served as our vice president architecture since May 1999. In January 2009, Mr. Kagan was promoted to chief technology officer and vice president architecture. From August 1983 to April 1999, Mr. Kagan held a number of architecture and design positions at Intel Corporation. While at Intel Corporation, between March 1993 and June 1996, Mr. Kagan managed Pentium MMX design, and from July 1996 to April 1999, he managed the architecture team of the Basic PC product group. Mr. Kagan holds a Bachelor of Science in Electrical Engineering from the Technion — Israel Institute of Technology. Mr. Kagan is located in Israel.

Marc Sultzbaugh has served as our vice president worldwide sales since April 2007. Mr. Sultzbaugh joined Mellanox in 2001 as director of high performance computing and director of central area sales, and was later promoted to senior director of sales in October 2005. Prior to joining Mellanox, he held various executive sales and marketing positions with Brooktree Semiconductor. From 1985 to 1989, Mr. Sultzbaugh was an engineer at AT&T Microelectronics. He holds a Bachelor of Science degree in Electrical Engineering from The University of Missouri-Rolla, and a Masters of Business Administration from The University of California, Irvine.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS MATTERS

Director Independence

The board of directors consists of six directors. Our board of directors has determined that each of our current directors other than Eyal Waldman, our president, chief executive officer and chairman of the board, are independent under the director independence standards of The Nasdaq Stock Market.

Director Compensation

In October 2006, our board of directors adopted a compensation program for non-employee directors which became effective on February 6, 2007 and was amended at our 2008 Annual General Meeting of shareholders with respect to the annual retainer amount we pay Mr. Weatherford for his service as chairperson of our audit committee. Pursuant to this program, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$20,000 per year for service as a board member;

•	$25,000 per year for service as chairperson of the audit committee and $5,000 per year each for service as chairperson of the compensation and of the nominating and corporate governance committees;

•	$5,000 per year for service as a member of the audit committee and $2,500 per year each for service as a member of the compensation and of the nominating and corporate governance committees; and

•	$750 for each board or committee meeting attended in person ($500 for meetings attended by video or telephone conference).

The foregoing amounts also represent the current annual compensation for non-employee directors for fiscal year 2009.

In addition, each of our non-employee directors will receive initial and annual, automatic, non-discretionary grants pursuant to our Non-Employee Director Option Grant Policy, which was established under the Global Plan, of nonqualified share options, in the case of non-employee directors who are U.S. taxpayers, and options that qualify in accordance with Section 102 of the Israeli Tax Ordinance, 1961, in the case of non-employee directors who are Israeli taxpayers. Each new non-employee director will receive an option to purchase 57,142 ordinary shares as of the date he or she first becomes a non-employee director. Following the date of each annual general meeting, each individual who continues to serve as a non-employee director on such date will receive an automatic option grant to purchase 11,428 ordinary shares. These option grants vest in equal monthly installments over three years.

The exercise price of each option granted to a non-employee director will be equal to 100% of the fair market value on the date of grant of the shares covered by the option. Options will have a maximum term of ten years measured from the grant date, subject to earlier termination in the event of the optionee’s cessation of board service.

Under our Non-Employee Director Option Grant Policy, our directors will have a three-month period following cessation of board service in which to exercise any outstanding vested options, except in the case of a director’s death or disability, in which case the options will be exercisable by the director or his or her estate or beneficiary for a 12-month period following the cessation of board services. Options granted to our non-employee directors pursuant to our Non-Employee Director Option Grant Policy will fully vest and become immediately exercisable upon a change in control of our company.

The compensation of our outside directors is subject to restrictions imposed by Israeli law, and cannot be greater than the average compensation paid to all other non-executive directors nor less than the lowest compensation paid to any other non-executive director at the time of determination of the outside directors’ compensation.

The table below sets forth information regarding compensation provided by us to our non-employee directors during the year ended December 31, 2008.

Director Compensation in Fiscal Year 2008

	Fees Earned or
	Paid in Cash	Option Awards
Name	($)	($)(1)(2)	Total
	(b)	(d)	(h)

Thomas Riordan	$45,750	$58,439	$104,189
Thomas Weatherford	72,625	58,439	131,064
Irwin Federman	53,875	58,439	112,314
Rob S. Chandra	43,250	58,439	101,689
Amal M. Johnson	55,477	105,724	161,201

(1)	This column reflects the expense recognized for each non-employee director for 2008 computed in accordance with SFAS 123R. On May 20, 2008, each non-employee director was granted an option to purchase 11,428 ordinary shares at an exercise price equal to $15.56 per share and having a grant date fair value of $101,252 computed in accordance with SFAS 123R. See Note 11 of the consolidated financial statements in the Company’s Annual Report on from 10-K for the year ended December 31, 2008 regarding assumptions underlying the valuation of the equity awards and the calculation method.

(2)	The aggregate number of ordinary shares subject to outstanding option awards for each person in the table set forth above as of December 31, 2008 is as follows:

Name	Option Awards

Thomas Riordan	22,856
Thomas Weatherford	59,998
Irwin Federman	79,998
Rob S. Chandra	79,998
Amal M. Johnson	68,570

Committees of the Board of Directors

Our board of directors has three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. From time to time, the board of directors may also create various ad hoc committees for special purposes. The membership of each of the three standing committees of the board of directors as of December 31, 2008 is set forth below:

Nominating and
Corporate
		Compensation	Governance
Name of Director	Audit Committee	Committee	Committee

Rob S. Chandra		Chairperson
Irwin Federman	Member	Member
Thomas Riordan	Member
Amal M. Johnson	Member	Member	Chairperson
Thomas Weatherford	Chairperson		Member

Mr. Waldman is not a member of any committee of our board of directors.

Mr. Chandra is retiring and not standing for reelection. On February 8, 2009, Mr. Chandra notified the company of his intent to retire from our board of directors on the earlier to occur of the end of his current term of appointment or upon the appointment of a replacement director. Mr. Chandra is a general partner of Bessemer Venture Partners, a venture capital firm, and his retirement from our board of directors responds to the requests of Bessemer Venture Partners’ investors that Mr. Chandra step down from the boards of public companies in which Bessemer Venture Partners does not have material holdings.

Audit Committee

Our board of directors must appoint an audit committee comprised of at least three directors including all of the outside directors, but excluding the chairman of our board of directors, our general manager, our chief executive officer, any controlling shareholder, any relative of the foregoing persons and any director employed by the company or who provides services to the company on a regular basis.

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, our audit committee evaluates the independent auditors’ qualifications, independence and performance, determines the engagement of the independent auditors, reviews and approves the scope of the annual audit and the audit fee, discusses with management and the independent auditors the results of the annual audit and the review of our quarterly financial statements, approves the retention of the independent auditors to perform any proposed permissible non-audit services, monitors the rotation of partners of the independent auditors on the Mellanox engagement team as required by law, reviews our critical accounting policies and estimates, oversees our internal audit function, reviews, approves and monitors our code of ethics and “whistleblower” procedures for the treatment of reports by employees of concerns regarding questionable accounting or auditing matters and annually reviews the audit committee charter and the committee’s performance.

Our audit committee must approve specified actions and transactions with office holders and controlling shareholders. A “controlling shareholder” is a shareholder who has the power to direct the company’s operations, other than by virtue of being a director or other office holder of the company, and includes a shareholder who holds 50% or more of our voting rights or, if we have no shareholder who owns more than 50% of the voting rights, then a “controlling shareholder” also includes any shareholder who holds 25% or more of the voting rights. Our audit committee may not approve any action or a transaction with a controlling shareholder or with an office holder unless, at the time of approval, our two outside directors are serving as members of the audit committee and at least one of them is present at the meeting at which the approval is granted.

Additionally, under the Companies Law, the role of the audit committee is to identify any irregularities in the business management of the company in consultation with the company’s independent accountants and internal auditor and to suggest an appropriate course of action. Our audit committee charter allows the committee to rely on interviews and consultations with our management, our internal auditor and our independent public accountant, and does not obligate the committee to conduct any independent investigation or verification. We designated an internal auditor during the fiscal year ended December 31, 2008.

All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Our board has determined that Mr. Weatherford is an audit committee financial expert as defined by the SEC rules and has the requisite financial sophistication as defined by The Nasdaq Stock Market rules and regulations. Our board has determined that Amal Johnson, as an outside director, has the requisite financial and accounting expertise required under the Companies Law. Our board has also determined that each of the members of our audit committee is independent within the meaning of the independent director standards of The Nasdaq Stock Market and the SEC. Our board of directors has adopted a written charter for the audit committee. A copy of the charter is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers and employees. The compensation committee, in consultation with our chief executive officer and our board of directors, decides how much cash compensation should be part of each officer’s total compensation by comparing the officer’s compensation against a peer group of companies listed in the survey data we utilize and considering the relative importance of short-term incentives. In addition, the compensation committee, in consultation with our chief executive officer, makes recommendations to our board of directors regarding equity-based compensation to align the interests of our management with shareholders, considering each officer’s equity holdings. The compensation committee also manages the issuance of share options and other awards under our share option plans. The compensation committee will review and evaluate, at least annually, the goals and objectives of our incentive compensation plans and monitors the results against the approved goals and objectives. All members of our compensation committee are independent under the applicable rules and regulations of the SEC, The Nasdaq Stock Market and the U.S. Internal Revenue Code. Our board of directors has adopted a written charter for the compensation committee. A copy of the charter is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is responsible for making recommendations to the board of directors regarding candidates for directorships and the composition and organization of our board. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to the board concerning governance matters. We believe that the composition of our nominating and corporate governance committee meets the criteria for independence under, and the functioning of our nominating and corporate governance committee complies with, the applicable rules and regulations of the SEC and The Nasdaq Stock Market. Our board of directors has adopted a written charter for the nominating and corporate governance committee. A copy of the charter, as amended to date, is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.”

Meetings Attended by Directors

The board of directors held a total of eight meetings during 2008. The audit committee, compensation committee and nominating and corporate governance committee held nine, thirteen and three meetings, respectively, during 2008. During 2008, each of our directors attended or participated in at least 75% of the aggregate of the total number of meetings of the board of directors and the total number of meetings held by the committee(s) of the board of directors on which he or she served.

Our directors are encouraged to attend our annual general meeting of shareholders although we do not maintain a formal policy regarding director attendance at the annual general meeting of shareholders. In 2008, Mr. Waldman was the sole member of our board who attended the annual general meeting of shareholders.

Consideration of Director Nominees

Shareholder Nominations and Recommendations.  Our articles of association set forth the procedure for the proper submission of shareholder nominations for membership on the board of directors as previously discussed. In addition, the nominating and corporate governance committee may consider properly submitted shareholder recommendations for candidates for membership on the board of directors. A shareholder may make such a recommendation by submitting the following information to the secretary of the company at the offices of Mellanox Technologies, Ltd., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085: the candidate’s name and address; a representation that the recommending shareholder is a holder of record of our stock and is entitled to vote at the meeting, and intends to appear in person or by proxy at the meeting to nominate the candidate; if applicable, a description of all arrangements or understandings between the shareholder and each nominee pursuant to which nominations are to be made by the shareholder; such other information regarding each nominee as would be required to be included in a proxy statement had the nominee been nominated or intended to be nominated by the board of directors; the consent of each nominee to serve as a director if so elected; and a declaration signed by each nominee declaring that there is no limitation under the Companies Law for the appointment of such nominee. The chairman of the board of directors may refuse to acknowledge the nomination of any person not made in compliance with these procedures.

Director Qualifications.  Members of the board of directors should have the highest professional and personal ethics and values, and conduct themselves in a manner that is consistent with our Code of Business Conduct and Ethics. While the nominating and corporate governance committee has not established specific minimum qualifications for director candidates, the committee believes that candidates and nominees must reflect a board of directors that comprises directors who have: personal and professional integrity, ethics and values;

experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment; experience in the company’s industry and with relevant social policy concerns; experience as a board member of another publicly held company; academic expertise in an area of the company’s operations; and practical and mature business judgment, including ability to make independent analytical inquiries.

Identifying and Evaluating Director Nominees.  Although candidates for nomination to the board of directors typically are suggested by existing directors or by our executive officers, candidates may come to the attention of the board of directors through professional search firms, shareholders or other persons. The nominating and corporate governance committee reviews the qualifications of any candidates who have been properly brought to the committee’s attention. Such review may, at the committee’s discretion, include a review solely of information provided to the committee or may also include discussions with persons familiar with the candidate, an interview with the candidate or other actions that the committee deems proper. The nominating and corporate governance committee considers the suitability of each candidate, including the current members of the board of directors, in light of the current size and composition of the board of directors. In evaluating the qualifications of the candidates, the committee considers many factors, including issues of character, judgment, independence, age, expertise, diversity of experience, length of service, other commitments and other similar factors. The committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by shareholders are evaluated by the committee using the same criteria as other candidates.

Code of Business Conduct and Ethics

We are committed to maintaining the highest standards of business conduct and ethics. Our Code of Business Conduct and Ethics reflects our values and the business practices and principles of behavior that support this commitment. The code applies to all of our officers, directors and employees and satisfies SEC rules for a “code of ethics” required by Section 406 of the Sarbanes-Oxley Act of 2002, as well as the Nasdaq listing standards requirement for a “code of conduct.” The code is available on our website at www.mellanox.com under “Investor Relations — Corporate Governance.” We will post any amendment to the code, as well as any waivers that are required to be disclosed by the rules of the SEC or The Nasdaq Stock Market, on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Certain Relationships and Related Transactions

In our last fiscal year, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of our ordinary shares or any members of the immediate family of any of the foregoing persons, had or will have a direct or indirect material interest.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board of Directors

We provide a process for shareholders to send communications to our board of directors, any committee of our board of directors or any individual director, including non-employee directors. Shareholders may communicate with our board of directors by writing to: Board of Directors, c/o Corporate Secretary, Mellanox Technologies, Inc., 350 Oakmead Parkway, Suite 100, Sunnyvale, California 94085. The secretary will forward correspondence to our board of directors, one of the committees of our board of directors or an individual director, as the case may be, or, if the secretary determines in accordance with his best judgment that the matter can be addressed by management, then to the appropriate executive officer.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s facilities located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, N.W., Washington, D.C. 20006. You may call the SEC at 1-800-SEC-0330 for further information about the SEC’s public reference rooms. Our SEC filings are also available to the public at the SEC’s website at www.sec.gov and through our website at www.mellanox.com.

OTHER MATTERS

As of the date of this proxy statement, no shareholder had advised us of the intent to present any other matters, and we are not aware of any other matters to be presented, at the meeting. Accordingly, the only items of business that our board of directors intends to present at the meeting are set forth in this proxy statement.

If any other matter or matters are properly brought before the meeting, the persons named as proxyholders will use their discretion to vote on the matters in accordance with their best judgment as they deem advisable.

By order of the board of directors,

Alan C. Mendelson
Secretary

Sunnyvale, California
April 9, 2009

APPENDIX A

Mellanox Technologies, Ltd
Global Share Incentive Plan (2006)

Initially Adopted by the Board of Directors on October 26, 2006
Initial Shareholder Approval on December 5, 2006
Amendment and Restatement adopted by the board of directors on March 10, 2009
Shareholder Approval of Amendment and Restatement on          , 2009

1.  Name and Purpose.

1.1  This plan, which has been adopted by the Board of Directors, and approved by the shareholders, of Mellanox Technologies, Ltd., as amended from time to time, shall be known as the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006), as amended and restated herein (the “Plan”).

1.2  The purposes of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Service Providers of the Company and its affiliates and subsidiaries, if any, and to promote the Company’s business by providing such individuals with opportunities to receive Awards pursuant to the Plan and to strengthen the sense of common interest between such individuals and the Company’s shareholders.

1.3  Awards granted under the Plan to Service Providers in various jurisdictions may be subject to specific terms and conditions for such grants may be set forth in one or more separate appendix to the Plan, as may be approved by the Board of Directors of the Company from time to time.

2.  Definitions

“Administrator” shall mean the Board of Directors or a Committee.

“Appendix” shall mean any appendix to the Plan adopted by the Board of Directors containing country-specific or other special terms relating to Awards including grants of restricted stock and other equity-based Awards.

“Award” shall mean a grant of Options, other equity-based awards granted in accordance with the provisions of an Appendix, including a Performance-Based Award, or other allotment of Shares hereunder. All Awards shall be confirmed by an Award Agreement, and subject to the terms and conditions of such Award Agreement.

“Award Agreement” shall mean a written instrument setting forth the terms applicable to a particular Award.

“Board of Directors” shall mean the board of directors of the Company.

“Cause” shall have the meaning ascribed to such term or a similar term as set forth in the Participant’s employment agreement or the agreement governing the provision of services by a non-employee Service Provider, or, in the absence of such a definition: (i) conviction (or plea of nolo contendere) of any felony or crime involving moral turpitude or affecting the Company; (ii) repeated and unreasonable refusal to carry out a reasonable and lawful directive of the Company or of Participant’s supervisor which involves the business of the Company or its affiliates and was capable of being lawfully performed; (iii) fraud or embezzlement of funds of the Company or its affiliates; (iv) any breach by a director of his / her fiduciary duties or duties of care towards the Company; and (v) any disclosure of confidential information of the Company or breach of any obligation not to compete with the Company or not to violate a restrictive covenant.

“Change in Control” shall mean and includes each of the following:

(a) A transaction or series of transactions (other than an offering of Shares to the general public through a registration statement filed under the laws of any applicable jurisdiction) whereby any person or related group of persons (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board of Directors together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Subsections (a) or (c) hereof) whose election by the Board of Directors or nomination for election by the Company’s shareholders was approved by a vote of at least two thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or shares of another entity, in each case other than a transaction:

(i) Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Subsection (c)(ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) The Company’s shareholders approve a liquidation or dissolution of the Company.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended. Any reference to any section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

“Committee” shall mean the compensation committee or other committee as may be appointed and maintained by the Board of Directors, in its discretion, to administer the Plan, to the extent permissible under applicable law, as amended from time to time.

“Company” shall mean Mellanox Technologies, Ltd., an Israeli company, and its successors and assigns.

“Companies Law” shall mean the Israeli Companies Law 5759-1999, as amended from time to time.

“Consultant” shall mean any individual who (either directly or through his or her employer) is an advisor or consultant to the Company or any affiliate thereof.

“Corporate Charter” shall mean the Articles of Association of the Company, and any subsequent amendments or replacements thereto.

“Covered Employee” means an employee, including an officer, of the Company or any subsidiary thereof who is, or could be, a “covered employee” within the meaning of Section 162(m) of the Code.

“Disability” shall have the meaning ascribed to such term or a similar term in the Participant’s employment agreement (where applicable), or in the absence of such a definition, the inability of the Participant, in the opinion of a qualified physician acceptable to the Company, to perform the major duties of the Participant’s position with the Company because of the sickness or injury of the Participant for a consecutive period of 180 days.

“Equity Restructuring” shall mean a non-reciprocal transaction between the Company and its shareholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Shares (or other securities) and causes a change in the per share value of the Shares underlying outstanding Awards.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

“Non-Employee Director” shall mean a member of the Board of Directors who is not an employee of the Company or any of its affiliates.

“Options” shall mean options to purchase Shares awarded under the Plan.

“Participant” shall mean a recipient of an Award hereunder who executes an Award Agreement.

“Performance-Based Award” means an Award granted to selected Covered Employees pursuant to this Plan, including pursuant to the provisions of an Appendix, but which is subject to the terms and conditions set forth in Section 10 hereof.

“Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added, sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings per Share, price per Share, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

“Performance Goals” means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (a) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (b) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

“Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

“Prior Plans” shall mean the Company 1999 United State Equity Incentive Plan, Company 1999 Israeli Share Option Plan and Company 2003 Israeli Share Option Plan.

“Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

“Service Provider” shall mean an employee, member of the Board of Directors, office holder or Consultant of the Company or any affiliate thereof.

“Shares” shall mean Ordinary Shares, nominal value NIS 0.0175 per share, of the Company.

3.  Administration of the Plan.

3.1  The Plan shall be administered by the Administrator. If the Administrator is a Committee, such Committee shall consist of such number of members of the Board of Directors of the Company (not less than two in number), as may be determined from time to time by the Board of Directors. The Board of Directors shall appoint such members of the Committee, may from time to time remove members from, or add members to, the Committee, and shall fill vacancies in the Committee however caused.

3.2  In order to comply with the requirements of Section 162(m) of the Code, Rule 16b-3 promulgated under the Exchange Act or to the extent required by any other applicable rule or regulation, the Plan shall be administered jointly by the Board of Directors and a Committee consisting solely of two or more members of the Board of Directors each of whom is an “outside director,” within the meaning of Section 162(m) of the Code, a member of the Board of Directors who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) under the Exchange Act or any successor rule and an “independent director” under the NASDAQ rules (or other principal securities market on which Shares are traded). Without limiting the application of this Section 3.2, to the extent necessary to comply with the requirements of Section 162(m) of the Code and Rule 16b-3 promulgated under the Exchange Act, Awards shall be granted by a Committee consisting of members who satisfy the requirements specified in the foregoing sentence and shall be ratified by the Board of Directors. Notwithstanding the foregoing, but subject to Section 4.1 hereof, the full Board of Directors, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to a member of the Board of Directors who is not an employee of the Company or any affiliate thereof, and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board of Directors. In its sole discretion, the Board of Directors may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee.

3.3  The Committee, if appointed, shall select one of its members as its Chairman and shall hold its meetings at such times and places as it shall determine. Actions at a meeting of the Committee at which a majority of its members are present or acts approved in writing by all members of the Committee, shall be the valid acts of the Committee. The Committee shall appoint a Secretary, who shall keep records of its meetings and shall make such rules and regulations for the conduct of its business and the implementation of the Plan, as it shall deem advisable, subject to the directives of the Board of Directors and in accordance with applicable law.

3.4  Subject to the general terms and conditions of the Plan, and in particular Section 3.5 below, the Administrator shall have full authority in its discretion, from time to time and at any time, to determine (i) eligible Participants, (ii) the number of Options or Shares to be covered by each Award, (iii) the time or times at which the Award shall be granted, (iv) the vesting schedule and other terms and conditions applying to Awards, (v) the form(s) of Award Agreements, and (vi) any other matter which is necessary or desirable for, or incidental to, the administration of the Plan. The Board of Directors may, in its sole discretion, delegate some or all of the powers listed above to the Committee, to the extent permitted by the Companies Law, its Corporate Charter or other applicable law, rules or regulations to which the Company is subject.

3.5  In the event that the Administrator is a Committee, the Committee shall not be entitled to grant Options to the Participants (unless permitted to do so by the Companies Law). However, in the event that the Committee is authorized to do so by the Board of Directors, it may issue Shares underlying Options which have been granted by the Board of Directors and duly exercised pursuant to the provisions hereof, in accordance with Sections 112(a)(5) and 288 of the Companies Law.

3.6  No member of the Board of Directors or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted hereunder. Subject to the Company’s decision and to all approvals legally required, each member of the Board of Directors or the Committee shall be indemnified and held harmless by the Company against any cost or expense (including counsel fees) reasonably incurred by him, or any liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act in connection with the Plan unless arising out of such member’s own willful misconduct or bad faith, to the fullest extent permitted by applicable law. Such indemnification shall be in addition to any rights of indemnification the member may have as a director or otherwise under the Company’s Corporate Charter, any agreement, any vote of shareholders or disinterested directors, any insurance policy or otherwise.

3.7  The interpretation and construction by the Administrator of any provision of the Plan or of any Option hereunder shall be final and conclusive. In the event that the Board of Directors appoints a Committee, the interpretation and construction by the Committee of any provision of the Plan or of any Option hereunder shall upon ratification by the Board of Directors, be final and conclusive unless otherwise determined by the Board of Directors. To avoid doubt, subject to Section 3.2 hereof, the Board of Directors may at any time exercise any powers of the Administrator, notwithstanding the fact that a Committee has been appointed.

3.8  The Administrator shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan and perform all acts, including the delegation of its responsibilities (to the extent permitted by applicable law and applicable stock exchange rules), as it shall, from time to time, deem advisable; to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any agreements relating thereto); and to otherwise supervise the administration of the Plan. The Administrator may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto in the manner and to the extent it shall deem necessary to effectuate the purpose and intent of the Plan. Notwithstanding the foregoing, no action of the Administrator under this Section 3.8 shall reduce the rights of any Participant without the Participant’s consent.

3.9  Without limiting the generality of the foregoing, the Administrator may adopt special Appendices and/or guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdictions, to comply with applicable laws, regulations, or accounting, listing or other rules with respect to such domestic or foreign jurisdictions.

4.  Eligible Participants.

4.1  No Award may be granted pursuant to the Plan to any person serving as a member of the Committee or to any other member of the Board of Directors at the time of the grant, unless such grant is approved in the manner prescribed for the approval of compensation of directors under Section 273 of the Companies Law. To avoid doubt, such Awards require approval of the audit committee of the Board of Directors, the Board of Directors and the shareholders of the Company.

4.2  Subject to the limitation set forth in Sub-section 4.1 above and any restriction imposed by applicable law, Awards may be granted to any Service Provider of the Company, whether or not the Service Provider is a member of the Board of Directors or a member of the board of directors of an affiliate of the Company. The grant of an Award to a Participant hereunder shall neither entitle such Participant to receive an additional Award or participate in other incentive plans of the Company, nor disqualify such Participant from receiving and additional Award or participating in other incentive plans of the Company.

5.  Reserved Shares.

5.1  Subject to Section 12.1 hereof, the aggregate number of Shares which may be issued or transferred pursuant to Awards under the Plan shall be the sum of (i) 5,212,710 Shares and (ii) any Shares which, as of February 28, 2009, are subject to awards outstanding under the Prior Plans that expire, are cancelled or otherwise terminate unexercised, or Shares that otherwise would have reverted to the share reserve of the Prior Plans following February 28, 2009. In addition, subject to Section 12.1 hereof, the aggregate number of Shares available for issuance under the Plan shall automatically increase each year during the term of the Plan commencing on the first day of the Company’s 2010 fiscal year by a number equal to the lesser of (i) 3.75% of the total number of Shares outstanding on a fully diluted basis on the date of the increase and (ii) 1,400,000 Shares. Notwithstanding the foregoing, the Board of Directors may act prior to the first day of any fiscal year to provide that there shall be no increase in the share reserve for such fiscal year or that the increase in the share reserve for such fiscal year shall be a lesser number of Shares than would otherwise occur pursuant to the preceding sentence. Anything to the contrary herein notwithstanding, the maximum aggregate number of Shares that may be issued or transferred pursuant to Awards under the Plan during the term of the Plan shall not exceed 15,474,018 Shares, subject to Section 12.1 hereof. Subject to Section 14.2 hereof, the Company shall determine the number of Shares reserved hereunder from time to time, and such number may be increased or decreased by the Company from time to time.

5.2  Any Shares subject to an Award that shall for any reason terminate, expire or otherwise lapse shall again be available for grant as Awards under the Plan. Additionally, any Shares tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. To the extent permitted by applicable law or any exchange rule, Shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by the Company or any affiliate shall not be counted against Shares available for grant pursuant to this Plan. Any Shares that remain unissued and are not subject to Awards at the termination of the Plan shall cease to be reserved for purposes of the Plan. Until termination of the Plan the Company shall at all times reserve a sufficient number of Shares to meet the requirements of the Plan.

5.3  Notwithstanding any provision in the Plan to the contrary, and subject to Section 12.1 hereof, the maximum number of Shares with respect to one or more Awards that may be granted to any one Participant during any calendar year (measured from the date of any grant) shall be 2,285,714 Shares.

6.  Award Agreement.

6.1  The Board of Directors, and to the extent contemplated under Section 3.2 hereof, a Committee and the Board of Directors, in their discretion may award to Participants Awards available under the Plan. The terms of the Award will be set forth in the Award Agreement. The date of grant of each Award shall be the date specified by the Board of Directors, and the Committee, as applicable, at the time such award is made, or in the absence of such specification, the date of approval of the award by the Board of Directors, and the Committee, as applicable.

6.2  The Award Agreement shall state, inter alia, the number of Options or Shares covered thereby, the type of Option or other Award, any special terms applying to such Award (if any), including the terms of any country-specific or other Appendix, as determined by the Board of Directors, and the Committee, as applicable.

7.  Option Prices.

The exercise price for each Share to be issued upon exercise of an Option shall be such price as is determined by the Board of Directors in its discretion, provided that the price per Share is not less than the nominal value of each Share, and subject to any further restrictions set forth in an applicable Appendix.

8.  Exercise Of Option.

8.1  Options shall be exercisable pursuant to the terms under which they were awarded and subject to the terms and conditions of the Plan and any applicable Appendix, as specified in the Award Agreement.

8.2  An Option, or any part thereof, shall be exercisable by the Participant’s signing and returning to the Company at its principal office (and to the Trustee, where applicable), a “Notice of Exercise” in such form and substance as may be prescribed by the Administrator from time to time, together with full payment for the Shares underlying such Option.

8.3  Each payment for Shares under an Option shall be in respect of a whole number of Shares, shall be effected in (i) cash, (ii) by check payable to the order of the Company, (iii) Shares held for such period of time as may be required by the Administrator in order to avoid adverse accounting consequences and having a fair market value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof, or (iv) such other method of payment acceptable to the Company as determined by the Administrator, and shall be accompanied by a notice stating the number of Shares being paid for thereby.

8.4  Until the Shares are issued (as evidenced by the appropriate entry in the share register of the Company or of a duly authorized transfer agent of the Company) a Participant shall have no right to vote or right to receive dividends or any other rights as a shareholder shall exist with respect to such Shares, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment shall be made for a dividend or other right the record date for which is prior to the date the Shares are issued, except as provided in Section 12.1 of the Plan.

8.5  To the extent permitted by law, if the Shares are traded on a national securities exchange, NASDAQ or quoted on a national quotation system or otherwise publicly traded or quoted, payment for the Shares underlying an Option may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the exercise price (or the relevant portion thereof, as applicable) and any withholding taxes, or on such other terms and conditions as may be acceptable to the Administrator. No Shares shall be issued until payment therefor, as provided herein, has been made or provided for.

9.  Cancellation and Re-Grant of Options

9.1  The Administrator shall have the authority to effect, at any time and from time to time, with the consent of a Participant whose rights are impaired or altered under an outstanding Option, a reduction of the exercise price per Share of Shares subject to an outstanding Option (a) to the then-current fair market value if the fair market value of the Shares has declined since the date the Option was granted, (b) pursuant to an option exchange program, including a program pursuant to which an outstanding Option is cancelled and any of the following is granted in substitution therefor (i) a new Option under the Plan or another equity plan of the Company covering the same or a different number of Shares, (ii) another Award, (iii) cash, or (iv) other valuable consideration (as determined by the Administrator, in its sole discretion), (c) pursuant to any other action that is treated as a repricing under Generally Accepted Accounting Principles.

9.2  Shares subject to an Option canceled under this Section 9 shall continue to be counted against the maximum award of Options permitted to be granted pursuant to Section 5.2 hereof. The repricing of an Option under this Section 9, resulting in a reduction of the exercise price, shall be deemed to be a cancellation of the original Option and the grant of a substitute Option; in the event of such repricing, both the original and the substituted Options shall be counted against the maximum awards of Options permitted to be granted pursuant to Section 5.2 hereof. The provisions of this Section 9.2 shall be applicable only to the extent required by Section 162(m) of the Code.

10.  Performance Based Awards

10.1  Purpose.  The purpose of this Section 10 is to provide the Committee the ability to qualify Awards other than Options and that are granted pursuant to this Plan as Qualified Performance-Based Compensation. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Section 10 shall control over any contrary provision contained in this Plan or an Appendix; provided, however, that the Committee may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Section 10.

10.2  Applicability.  This Section 10 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

10.3  Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under this Plan, including under an Appendix, which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Committee shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Committee shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period.

10.4  Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a subsidiary of the Company on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved. In determining the amount earned under a Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

10.5  Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

11.  Termination Of Relationship As Service Provider.

11.1  Effect of Termination; Exercise After Termination.  Unless otherwise determined by the Administrator, if a Participant ceases to be a Service Provider, such Participant may exercise any outstanding Options within such period of time as is specified in the Award Agreement or the Plan to the extent that the Options are vested on the date of termination (but in no event later than the expiration of the term of the Option as set forth in the Award Agreement). If, on the date of termination, any Options or other Awards are unvested, the Shares covered by the unvested portion of the Option or other Award shall revert to the Plan. If, after termination, the Participant does not exercise the vested Options within the time specified in the Award Agreement or the Plan, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

In the absence of a provision specifying otherwise in the relevant Award Agreement, then:

(a) in the event that the Participant ceases to be a Service Provider for any reason other than termination for Cause as a result of the Participant’s death or Disability, the vested Options shall remain exercisable for a period of three (3) months from the effective date of termination of the Participant’s status as a Service Provider;

(b) in the event that the Participant ceases to be a Service Provider for Cause, any outstanding unexercised Option (whether vested or unvested) will immediately expire and terminate, and the Participant shall not have any rights in connection with such Options.

(c) in the event that the Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Option shall remain exercisable for twelve (12) months following the Participant’s date of termination for Disability.

(d) in the event that the Participant dies while a Service Provider, the Option shall remain exercisable by the Participant’s estate or by a person who acquires the right to exercise the Option by bequest or inheritance for twelve (12) months following the Participant’s date of death.

11.2  Date of Termination.  For purposes of the Plan and any Option or Option Agreement, the date of termination (whether for Cause or otherwise) shall be the effective date of termination of the Participant’s employment or engagement as a Service Provider.

11.3  Leave of Absence.  Unless the Administrator provides otherwise, vesting of Options granted hereunder shall be suspended during any unpaid leave of absence. A Service Provider shall not cease to be considered as such in the case of any (a) leave of absence approved by the Company, or (b) transfers between locations of the Company or between the Company, and its parent, subsidiary, affiliate, or any successor thereof; or (c) changes in status (employee to member of the Board of Directors, employee to Consultant, etc.), provided that such change does not affect the specific terms applying to the Service Provider’s Award.

12.  Change in Capital Structure.

Upon the occurrence of any of the following described events, a Participant’s rights to purchase Shares under the Plan shall be adjusted as hereinafter provided:

12.1  Adjustments.

(a) In the event of any dividend or other distribution, reorganization, merger, consolidation, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares (other than an Equity Restructuring) occurs such that an adjustment is determined by the Administrator (in its sole and absolute discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust: (a) the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 5; (b) the terms and conditions of any outstanding Awards (including, without limitation, any applicable performance targets or criteria with respect thereto); and (c) the grant or exercise price per share for any outstanding Awards under the Plan.

(b) In the event of any transaction or event described in Section 12.1(a) hereof or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been attained upon the exercise of such Award or realization of the Participant’s rights (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction or event described in this Section 12.1(b), the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;

(iii) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.1(a) or 12.1(b) hereof:

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, will be proportionately adjusted. The adjustments provided under this Section 11.1(c) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Administrator shall make such proportionate adjustment, if any, as the Administrator in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and type of securities that may be issued under the Plan (including, but not limited to, adjustment of the limitations in Section 5).

12.2  Change in Control.

(a) Anything to the contrary in Section 12.1 hereof notwithstanding, in the event of a Change in Control, the unexercised or restricted portion of each outstanding Award shall be assumed or an equivalent Award or right substituted, by the successor corporation or an affiliate of the successor corporation, as shall be determined by such entity, subject to the terms hereof. In the event that the successor corporation or a parent or subsidiary of the successor corporation does not provide for such an assumption or substitution of Awards (in circumstances in which the Company is not the successor entity), all Awards shall become exercisable in full and all forfeiture restrictions on such Awards shall lapse, provided that unless otherwise determined by the Administrator, the exercise of all Options that otherwise would not have been exercisable and the lapsing of all forfeiture restrictions that would not have otherwise lapsed in the absence of a Change in Control, shall be contingent upon the actual consummation of the Change in Control. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.

(b) For the purposes of this Section 12.2, an Award shall be considered assumed if, following a Change in Control, the option confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of Shares of the Company for each Share held on the effective date of the Change in Control (and if holders were offered a choice of consideration, the type of consideration determined by the Administrator, at its sole discretion); provided, however, that if the consideration received in the Change in Control is not solely ordinary shares (or the equivalent) of the successor corporation or its direct or indirect parent, the Administrator may, with the consent of the successor corporation, provide for the per share consideration to be received upon the exercise of the Option or upon the lapsing of the forfeiture restrictions to be solely ordinary shares (or the equivalent) of the successor corporation or its direct or indirect parent equal in fair market value to the per share consideration received by holders of Shares in the Change in Control, as determined by the Administrator.

(c) In the event that the Board of Directors determines in good faith that, in the context of a Change in Control, certain Options have no monetary value and thus do not entitle the holders of such Options to any consideration under the terms of the Change in Control, the Board of Directors may determine that such Options shall terminate effective as of the effective date of the Change in Control.

(d) It is the intention that the Administrator’s authority to make determinations, adjustments and clarifications in connection with the treatment of Awards shall be interpreted as widely as possible, to allow the Administrator maximal power and flexibility to interpret and implement the provisions of the Plan in the event of Change in Control.

13.  Non-Transferability of Options, Other Awards and Shares.

13.1  Except as may be permitted under an applicable Appendix, no Option or other Award may be transferred other than by will or by the laws of descent and distribution, and during the Participant’s lifetime an Option may be exercised only by such Participant.

13.2  Except as may be permitted under an applicable Appendix, Shares for which full payment has not been made, may not be assigned, transferred, pledged or mortgaged, other than by will or laws of descent and distribution. For avoidance of doubt, the foregoing shall not be deemed to restrict the transfer of an Participant’s rights in respect of Options or Shares purchasable pursuant to the exercise thereof upon the death of such Participant to such Participant’s estate or other successors by operation of law or will, whose rights therein shall be governed by Section 11.1(d) hereof, and as may otherwise be determined by the Administrator.

14.  Term And Amendment Of The Plan.

14.1  The Plan became effective as of February 7, 2007. The Plan shall expire on the date which is ten (10) years from the date of its adoption by the Board of Directors (except as to Options or other Awards outstanding on that date).

14.2  Notwithstanding any other provision of the Plan, the Board of Directors (or a duly authorized Committee thereof) may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary to ensure that the Company may comply with any regulatory requirement), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that (a) to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, or as contemplated in any Appendix, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) shareholder approval is required for any amendment to the Plan that (i) increases the number of Shares available under the Plan (other than any adjustment as provided by Section 12.1 hereof), or (ii) permits the Administrator to extend the exercise period for an Option beyond ten years from the date of grant; and provided further, however, that, except (x) to correct obvious drafting errors or as otherwise required by law or (y) as specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be reduced without the consent of such Participant The Administrator may amend the terms of any Award theretofore granted, prospectively or retroactively, but except (x) to correct obvious drafting errors or as otherwise required by law or applicable accounting rules, or (y) as specifically provided herein, no such amendment or other action by the Administrator shall reduce the rights of any Participant without the Participant’s consent.

15.  Term Of Option.

Anything herein to the contrary notwithstanding, but without derogating from the provisions of Section 11 hereof, if any Option, or any part thereof, has not been exercised and the Shares covered thereby not paid for within ten (10) years after the date on which the Option was granted, as set forth in the Award Agreement (or any other period set forth in the instrument granting such Option pursuant to Section 6 hereof), such Option, or such part thereof, and the right to acquire such Shares shall terminate, all interests and rights of the Participant in and to the same shall expire, and, in the event that in connection therewith any Shares are held in trust as aforesaid, such trust shall expire.

16.  Continuance Of Engagement.

Neither the Plan nor any offer of Shares or Awards to a Participant shall impose any obligation on the Company or a related company thereof, to continue the employment or engagement of any Participant as a Service Provider, and nothing in the Plan or in any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve as a Service Provider of the Company or a related company thereof or restrict the right of the Company or a related company thereof to terminate such employment or engagement at any time.

17.  Governing Law.

The Plan and all instruments issued thereunder or in connection therewith, shall be governed by, and interpreted in accordance with, the laws of the State of Israel.

18.  Application Of Funds.

The proceeds received by the Company from the sale of Shares pursuant to Options granted under the Plan will be used for general corporate purposes of the Company or any related company thereof.

19.  Taxes.

19.1  Any tax consequences arising from the grant, vesting or exercise of any Award, from the payment for Shares covered thereby, or from any other event or act (of the Company, and/or its affiliates, or the Participant), hereunder shall be borne solely by the Participant. The Company and/or its affiliates shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Participant shall agree to indemnify the Company and/or its affiliates and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant. The Company or any of its affiliates may make such provisions and take such steps as it may deem necessary or appropriate for the withholding of all taxes required by law to be withheld with respect to Awards granted under the Plan and the exercise thereof, including, but not limited, to (i) deducting the amount so required to be withheld from any other amount (or Shares issuable) then or thereafter to be provided to the Participant, including by deducting any such amount from a Participant’s salary or other amounts payable to the Participant, to the maximum extent permitted under law and/or (ii) requiring the Participant to pay to the Company or any of its affiliates the amount so required to be withheld as a condition of the issuance, delivery, distribution or release of any Shares and/or (iii) by causing the exercise and sale of any Awards or Shares held by on behalf of the Participant to cover such liability, up to the amount required to satisfy minimum statutory withholding requirements. In addition, the Participant will be required to pay any amount due in excess of the tax withheld and transferred to the tax authorities, pursuant to applicable tax laws, regulations and rules.

19.2  The receipt of an Award and/or the acquisition of Shares issued upon the exercise of the Options may result in tax consequences. The description of tax consequences set forth in the Plan or any Appendix hereto does not purport to be complete, up to date or to take into account any special circumstances relating to a Participant.

19.3  THE PARTICIPANT IS ADVISED TO CONSULT WITH A TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING ANY AWARD IN LIGHT OF HIS OR HER PARTICULAR CIRCUMSTANCES.

20.  Conditions Upon Issuance Of Shares.

Shares shall not be issued pursuant to an Award unless the issuance and delivery of such Shares shall comply with applicable laws and shall be further subject to the approval of counsel for the Company with respect to such compliance. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.  Miscellaneous.

Whenever applicable in the Plan, the singular and the plural, and the masculine, feminine and neuter shall be freely interchangeable, as the context requires. The Section headings or titles shall not in any way control the construction of the language herein, such headings or titles having been inserted solely for the purpose of simplified reference. Words such as “herein”, “hereof”, “hereto”, “hereinafter”, “hereby”, and “hereinabove” when used in the Plan refer to the Plan as a whole, including any applicable Appendices, unless otherwise required by context.

* * *

            DETACH PROXY CARD HERE

MELLANOX TECHNOLOGIES, LTD.
PROXY
PROXY FOR THE 2009 ANNUAL GENERAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 18, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
     The undersigned shareholder of Mellanox Technologies, Ltd., an Israeli company, hereby acknowledges receipt of the Notice of 2009 Annual General Meeting of Shareholders and Proxy Statement each dated April 9, 2009 and hereby appoints Eyal Waldman and Michael Gray, as each proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2009 Annual General Meeting of Shareholders of Mellanox Technologies, Ltd. to be held on May 18, 2009 at 6:00 p.m. local Israeli time (11:00 a.m. Eastern Daylight Time) at the offices of Mellanox Technologies, Ltd., located at Binyan Hermon, Industrial Area, Yokneam, Israel, and at any postponement or adjournment thereof, and to vote all ordinary shares which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.
(Continued, and to be marked, dated and signed, on the other side)

MELLANOX TECHNOLOGIES, LTD.

DETACH PROXY CARD HERE
  MELLANOX TECHNOLOGIES, LTD.

PLEASE INDICATE YOUR VOTES BELOW BY CHECKING THE APPROPRIATE SELECTION

1. Election of Directors (Non-Outside)
THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE BONUS TO EYAL WALDMAN; (3) FOR THE AMENDMENT TO THE INDEMNIFICATION UNDERTAKING BY AND AMONG THE COMPANY AND ITS OFFICERS AND DIRECTORS; (4) FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE MELLANOX TECHNOLOGIES, LTD. GLOBAL INCENTIVE PLAN (2006); AND (5) FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AND AUTHORIZATION OF AUDIT COMMITTEE DETERMINATION OF THEIR REMUNERATION AND AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS THAT ARE PROPERLY BROUGHT BEFORE THE MEETING.

If you wish to vote AGAINST any individual nominee, strike a line through that nominee’s name in the list below:
NOMINEES:
Eyal Waldman Irwin Federman Thomas Weatherford
☐	FOR all nominees listed above (except as indicated)	☐	AGAINST all nominees listed above	☐	ABSTAIN with respect to the following nominee(s) (list):

2. Proposal to approve the cash bonus to Mr. Waldman in the amount of $162,500 for services rendered for the fiscal year ended December 31, 2008.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE SHARES ARE REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

Please sign, date and promptly return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

☐	FOR	☐	AGAINST	☐	ABSTAIN

3. Proposal to approve amendment to the indemnification undertaking by and among the Company and its officers and directors.

☐	FOR	☐	AGAINST	☐	ABSTAIN

4. Proposal to approve the amendment and restatement of the Mellanox Technologies, Ltd. Global Share Incentive Plan (2006).						Dated: , 2009

☐	FOR	☐	AGAINST	☐	ABSTAIN	Signature

NOTE: This Proxy should be marked, signed by the shareholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.
5. Proposal to approve the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of Mellanox Technologies, Ltd. for the fiscal year ending December 31, 2009 and the authorization of the audit committee to determine the remuneration of PricewaterhouseCoopers LLP.

☐	FOR	☐	AGAINST	☐	ABSTAIN